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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Huntsman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
March 20, 2013

Dear Stockholder:

        You are cordially invited to attend Huntsman Corporation's 2013 Annual Meeting of Stockholders, which will be held on May 2, 2013, at 8:30 a.m., local time, at The Four Seasons Hotel, 1300 Lamar Street, Houston Texas 77010.

        At this year's Annual Meeting you will be asked to:

        (1)   elect as Class III directors the four nominees named in the accompanying Proxy Statement;

        (2)   hold an advisory vote to approve named executive officer compensation;

        (3)   ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

        (4)   vote on a proposal submitted by a stockholder urging that the Board take steps necessary to elect each director annually; and

        (5)   transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with our Bylaws.

        The Board recommends that you vote FOR the election of the Class III director nominees named in the accompanying Proxy Statement, FOR the advisory vote to approve named executive officer compensation, FOR ratification of the appointment of our independent registered public accounting firm and AGAINST the stockholder proposal to elect each director annually. Please refer to the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for detailed information on each of the proposals to be considered at the Annual Meeting.

        It is important that you use this opportunity to take part in the affairs of Huntsman Corporation by voting on the business to come before the Annual Meeting.

        Whether or not you plan to attend the Annual Meeting, we ask that you vote as soon as possible. You may vote by proxy via the Internet or telephone, or if you received paper copies of the proxy materials via mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card or the information forwarded by your broker, bank or other holder of record. For detailed information regarding voting instructions, please refer to the accompanying Proxy Statement.

        We look forward to seeing you at the Annual Meeting.

                      Very truly yours,

                      Jon M. Huntsman
                       Executive Chairman of the Board

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2013

TO THE STOCKHOLDERS OF HUNTSMAN CORPORATION:

        The 2013 Annual Meeting of Stockholders of Huntsman Corporation will be held at 8:30 a.m., local time, on May 2, 2013, at The Four Seasons Hotel, 1300 Lamar Street, Houston Texas 77010. We are holding the Annual Meeting for the following purposes:

  1.
  To elect as Class III directors the four nominees named in the accompanying Proxy Statement.

  2.
  To hold an advisory vote to approve named executive officer compensation.

  3.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

  4.
  To vote on a proposal submitted by a stockholder urging that the Board take steps necessary to elect each director annually.

  5.
  To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with our Bylaws.

        The above matters are fully described in the accompanying Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

        Only stockholders of record at the close of business on March 8, 2013 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices at 500 Huntsman Way, Salt Lake City, Utah 84108 for 10 days prior to the Annual Meeting, beginning on April 22, 2013. If you would like to review the stockholder list during ordinary business hours, please call or email Huntsman Investor Relations at (801) 584-5860 or ir@huntsman.com to schedule an appointment.

        Even if you plan to attend the Annual Meeting, please vote by proxy via the Internet or telephone, or if you received paper copies of the proxy materials by mail, you can also vote via mail by following the instructions on the proxy card or voting instruction card or the information forwarded by your broker, bank or other holder of record. Please vote as promptly as possible to ensure that your shares are represented. Even if you have voted your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By Order of the Board of Directors,

James R. Moore Secretary

March 20, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2013
The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2013 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2012 of Huntsman Corporation are available at https://materials.proxyvote.com/447011.

HUNTSMAN CORPORATION
500 Huntsman Way
Salt Lake City, Utah 84108

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2013

GENERAL

        This Proxy Statement is being furnished to the stockholders of Huntsman Corporation (the "Company") in connection with the solicitation of proxies by its Board of Directors (the "Board"). The proxies are to be voted at our 2013 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Four Seasons Hotel, 1300 Lamar Street, Houston Texas 77010, at 8:30 a.m., local time, on May 2, 2013, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board is not aware of any other matters to be presented at the Annual Meeting.

        The Board is soliciting your proxy to vote your shares at the Annual Meeting. We will bear the cost of the solicitation, including the cost of the preparation, assembly, printing and, where applicable, mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy card, the Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") and any additional information furnished by us to our stockholders. In addition to solicitation by mail, certain of our directors, officers and employees may, without extra compensation, solicit proxies by telephone, facsimile, electronic means and personal interview. We have retained D.F. King & Co., Inc. to help us distribute and solicit proxies and have agreed to pay D.F. King $13,500, plus reimbursement for out-of-pocket expenses, for these services. We will also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse them for postage and clerical expenses.

DELIVERY OF PROXY MATERIALS

        On or about March 20, 2013, we mailed a Notice of Internet Availability to our stockholders of record and beneficial owners who owned shares of our common stock at the close of business on March 8, 2013. The Notice of Internet Availability contained instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board for the Annual Meeting.

        Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.     What is the purpose of the Annual Meeting?

        At the Annual Meeting, stockholders will vote upon the matters outlined in the Notice of Annual Meeting of Stockholders, which are (1) the election of four Class III directors, (2) an advisory vote to approve named executive officer compensation, (3) the ratification of Deloitte & Touche LLP as our independent registered public accounting firm; (4) a stockholder proposal urging that the Board take steps necessary to elect each director annually and (5) the consideration of any other matters properly presented at the Annual Meeting in accordance with our Bylaws. The Board is not aware of any other matters to be presented at the Annual Meeting. In addition, our management will report on our performance and respond to questions from stockholders following the adjournment of the formal business at the Annual Meeting.

2.     What is included in the proxy materials?

        The proxy materials include (1) the Notice of Annual Meeting of Stockholders, (2) this Proxy Statement and (3) the 2012 Annual Report. If you requested a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

        Stockholders are referred to the 2012 Annual Report for financial and other information about our activities. The 2012 Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.

3.     What is a proxy?

        A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Peter R. Huntsman, our President, Chief Executive Officer and one of our directors, and James R. Moore, our Executive Vice President, General Counsel and Secretary, will serve as proxies for the Annual Meeting pursuant to the proxy card solicited by our Board.

4.     What is a proxy statement?

        A proxy statement is a document that the regulations of the U.S. Securities and Exchange Commission (the "SEC") require us to give you when we ask that you designate Peter R. Huntsman and Mr. Moore as proxies to vote on your behalf. This Proxy Statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about the Board and executive officers.

5.     How can I access the proxy materials over the Internet?

        Your Notice of Internet Availability, proxy card or voting instruction card (as applicable) contains instructions on how to:

  •
  view our proxy materials for the Annual Meeting on the Internet; and

  •
  instruct us to send our future proxy materials to you electronically by e-mail.

        If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

6.     What is the record date and what does it mean?

        The record date for the Annual Meeting as established by our Board is March 8, 2013. Owners of record of our common stock at the close of business on the record date are entitled to:

  •
  receive notice of the Annual Meeting; and

  •
  vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting in accordance with our Bylaws.

        At the close of business on March 8, 2013, there were 241,045,334 shares of our common stock outstanding.

7.     Who may attend the Annual Meeting?

        All stockholders of record who owned shares of common stock at the close of business on March 8, 2013, or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof, as may our invited guests. Seating is limited and admission is on a first-come, first-served basis. If you attend the Annual Meeting, you will need to bring your Notice of Internet Availability or proxy card, as applicable, a form of personal identification (such as a driver's license) and check in at the registration desk at the Annual Meeting. Please note that if you hold shares in "street name" (that is, in a brokerage account or through a bank or other nominee), you also will need to bring a copy of a statement reflecting your share ownership as of March 8, 2013.

8.     What am I voting on?

        We are asking you to vote on the following four items of business at the Annual Meeting:

  •
  election of the four Class III director nominees named in this Proxy Statement;

  •
  an advisory vote to approve named executive officer compensation;

  •
  ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

  •
  a proposal submitted by a stockholder urging that the Board take steps necessary to elect each director annually.

        We are not aware of any other business to be conducted at the Annual Meeting.

9.     How many votes are required to hold the Annual Meeting?

        The required quorum for the transaction of business at the Annual Meeting is a majority of all outstanding shares of our common stock entitled to vote in the election of directors at the Annual Meeting, represented in person or by proxy. Consequently, the presence, in person or by proxy, of the holders of at least 120,522,667 shares of our common stock is required to establish a quorum at the Annual Meeting. Shares that are voted with respect to a particular matter are treated as being present at the Annual Meeting for purposes of establishing a quorum.

10.   What is the difference between a stockholder of record and a stockholder who holds stock in street name?

        Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name ("street name stockholders").

  •
  Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "stockholder of record.' As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting.

  •
  Street Name Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered, with respect to those shares, the beneficial owner of shares held in "street name," and the Notice of Internet Availability or proxy materials are being forwarded to you by your broker, bank or other nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. Your broker, bank or other or nominee has provided voting instructions for you to use in directing the broker, bank or other or nominee how to vote your shares. If you fail to provide sufficient instructions to your broker, bank or other nominee or nominee, that stockholder of record may be prohibited from voting your shares. See "Will my shares be voted if I do not provide my proxy?"

11.   What different methods can I use to vote?

        Stockholders of Record:    Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

  •
  By Internet.  You may submit a proxy electronically on the Internet by following the instructions provided on the proxy card (if you received a paper copy of the proxy materials by mail) or on the Notice of Internet Availability. Please have the Notice of Internet Availability in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 1, 2013.

  •
  In Person.  You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

  •
  By Telephone.  You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card (if you received a paper copy of the proxy materials by mail) or the Notice of Internet Availability. Please have the proxy card or the Notice of Internet Availability (as applicable) in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 1, 2013.

  •
  By Mail.  If you received a paper copy of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

        Street Name Stockholders:    Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

  •
  By Methods Listed on Voting Instruction Form.    Please refer to the voting instruction form or other information forwarded by your bank, broker or other nominee to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions provided by the record holder.

  •
  In Person with a Proxy from the Record Holder.    You may vote in person at the Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

        If you hold common stock in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of common stock.

        EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SUBMITTING YOUR PROXY VIA INTERENT, TELEPHONE OR MAIL DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

12.   What if I am a stockholder of record and I don't specify a choice for a matter when returning my proxy?

        A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

  •
  FOR the election of the four Class III director nominees named in this Proxy Statement;

  •
  FOR approval, on an advisory basis, of the compensation of our named executive officers;

  •
  FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

  •
  AGAINST the stockholder proposal urging that the Board take steps necessary to elect each director annually.

        If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

13.   If I am a street name stockholder, will my shares be voted if I do not provide my proxy?

        In some cases, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Specifically, brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to cast votes on certain "routine" matters if they do not receive instructions from their customers. For example, the ratification of the selection of independent registered public accounting firms is considered a routine matter for which brokerage firms may vote shares for which they have not received voting instructions. This is called a "broker discretionary vote." When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." The election of directors, the advisory vote to approve named executive officer compensation and the stockholder proposal urging that the Board take steps necessary to elect each director annually are not considered routine matters for which brokerage firms may vote shares for which they have not received voting instructions. Therefore, if you are a street name stockholder and do not provide voting instructions to your broker with respect to these matters, it will result in a broker non-vote with respect to such proposals.

14.   What votes are needed for each proposal to pass and is broker discretionary voting allowed?

Proposal		Vote Required	Broker Discretionary Vote Allowed
(1)	Election of the four Class III director nominees	Plurality of the votes cast	No
(2)	An advisory vote to approve named executive officer compensation	Majority of the shares represented in person or by proxy and entitled to vote	No
(3)	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013	Majority of the shares represented in person or by proxy and entitled to vote	Yes
(4)	A stockholder proposal requesting that the Board take steps necessary to elect each director annually	Majority of the shares represented in person or by proxy and entitled to vote	No

15.   What happens if additional proposals are presented at the Annual Meeting?

        Other than the election of directors, the advisory vote to approve named executive officer compensation, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and the stockholder proposal urging that the Board take steps necessary to elect each director annually, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under Rule 14a-8 and the provisions of our Bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

16.   Can I change my vote after submitting my proxy?

        If you are a stockholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

  •
  voting again by telephone or through the Internet prior to 11:59 p.m. Eastern Daylight Time on May 1, 2013;

  •
  requesting, completing and mailing in a new paper proxy card, as outlined in the Notice of Internet Availability;

  •
  giving written notice of revocation to our Corporate Secretary by mail to Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah 84108 or by facsimile at (801) 584-5782; or

  •
  attending the Annual Meeting and voting in person; however, attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

        If you are a street name stockholder, you must follow the instructions on revoking your proxy, if any, provided by your bank or broker.

17.   What does it mean if I receive more than one Notice of Internet Availability or more than one set of proxy materials?

        It means that you have multiple accounts with our transfer agent, Computershare, and/or brokers, banks or other nominees. Please vote all of these shares. We recommend that you contact Computershare and/or your broker, bank or other nominee (as applicable) to consolidate as many accounts as possible under the same name and address. If you have multiple accounts with our transfer agent that you want to consolidate, please submit your request by mail to Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by telephone at 1-866-210-6697. Computershare may also be reached through its website at www.computershare.com.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

        The size of the Board is currently set at 10, divided into three classes serving staggered terms, with one class being elected each year to serve a three-year term. The four current Class III Board members, whose terms expire at the Annual Meeting, are Nolan D. Archibald, M. Anthony Burns, Gov. Jon M. Huntsman, Jr. and Sir Robert J. Margetts. With respect to the directors standing for re-election at the Annual Meeting, the Nominating and Corporate Governance Committee of the Board (the "Governance Committee") has recommended, and the Board has unanimously nominated, Messrs. Archibald and Burns, Gov. Huntsman and Sir Robert for re-election as Class III directors. Each elected Class III director will serve until our 2016 Annual Meeting, until a successor is elected and qualified, or until his earlier death, resignation or retirement. We did not pay any third-party fees to assist in the process of identifying or evaluating candidates nor did we receive any stockholder nominations for director.

        The nominees receiving a plurality of the votes cast at the Annual Meeting for the election of directors will be elected as Class III directors. You may not cumulate your votes in the election of directors. Votes that are withheld from a director's election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the election of the Class III director nominees.

        Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the Class III director nominees listed below. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board.

        It is our policy for directors to attend our annual meetings to provide an opportunity for stockholders to communicate directly with directors about issues affecting our company.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF
EACH CLASS III DIRECTOR NOMINEE LISTED BELOW.

Nominees and Existing Directors

        Presented below is information with respect to all of our directors and nominees, including the directors nominated for re-election this year and the directors whose terms expire in subsequent years. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on the Board in light of our business.

Current Class III Directors and Nominees for Class III Directors
Nolan D. Archibald
Mr. Archibald, age 69, has served as one of our directors since March 2005 and he is currently the Vice Chairman and Lead Independent Director of the Board. Mr. Archibald is also Chairman of the Compensation Committee. Mr. Archibald served as Executive Chairman of Stanley Black & Decker, Inc., a consumer and commercial products company, from March 2010 to March 2013, and continues to serve as a director of the company. He served as President and Chief Executive Officer of The Black & Decker Corporation, a consumer and commercial products company, from 1986 until 2010, as well as Chairman of the Board of The Black & Decker Corporation from 1987 until 2010. In addition, Mr. Archibald serves as a director of Lockheed Martin Corporation and Brunswick Corporation.

The Board has concluded that Mr. Archibald should continue to serve as the Vice Chairman and Lead Independent Director of the Board based upon the following reasons, among others: (1) his extensive executive-level management experience gained with Stanley Black & Decker has given him leadership and business capabilities that provide the Board with a unique skill set and significant business and strategic insight; and (2) his extensive board experience as a director of other public companies enables him to contribute significantly to the Board's oversight responsibilities.
M. Anthony Burns
Mr. Burns, age 70, has served as one of our directors since March 2010. He is Chairman of the Audit Committee and a member of the Governance Committee. Mr. Burns currently serves as Chairman Emeritus of Ryder System, Inc., a provider of transportation and logistics services, a position that he has held since 2002. Mr. Burns served in several positions at Ryder until his retirement in 2002, including Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000 and President from 1979 to 1999. Prior to joining Ryder, Mr. Burns served in management of Mobil Oil Corporation. Mr. Burns also currently serves as a director of Pfizer Inc. He is a Life Trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida.

The Board has concluded that Mr. Burns should continue to serve as a director for our company based upon the following reasons, among others: (1) his long tenure as Chief Executive Officer of Ryder System, a major public company, provides the Board with valuable leadership and management insights; (2) his service on (and in some cases chairmanship of) the audit committees of other public companies provides him with valuable financial expertise and enables him to serve as chair of our Audit Committee; and (3) his executive compensation experience through service on the compensation committees of other public companies provides him with exposure to, and insight from, CEOs and boards of other large companies.

Gov. Jon M. Huntsman, Jr.	Governor Jon M. Huntsman, Jr., age 52, has served as one of our directors since February 2012. Gov. Huntsman was most recently a candidate for the Republican nomination for the President of the United States. From 2009 to 2011, he served as U.S. Ambassador to China and he served as Governor of the State of Utah from 2005 to 2009. Gov. Huntsman's public service also includes appointments as U.S. Ambassador to Singapore, Deputy U.S. Trade Representative and Deputy Assistant Secretary of Commerce for Asia. Gov. Huntsman currently serves as Chairman of the Huntsman Cancer Foundation. He also serves as a director of Ford Motor Company and Caterpillar, Inc. Gov. Huntsman originally joined our company in 1983 and served in numerous capacities, including Vice Chairman, until his resignation in 2005. Gov. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, the brother of our Chief Executive Officer, Peter R. Huntsman, and the brother of our Division President, Advanced Materials, James H. Huntsman.

The Board has concluded that Gov. Huntsman should continue to serve as a director for our company based upon the following reasons, among others: (1) his experience as an ambassador to China and Singapore gives him international and diplomatic experience that is critically important to our company as we continue to expand globally and particularly in Asia; (2) his experience as Governor of Utah gives him large-scale operational experience and valuable insight into governmental affairs; and (3) his prior experience with the Huntsman companies gives him knowledge of our company and our industry including important insights into our business and management.
Sir Robert J. Margetts
Sir Robert, age 66, has served as one of our directors since August 2010. He currently serves as Deputy Chairman of OJSC Uralkali, a publicly traded potash fertilizer producer, and on the boards of a number of privately held companies. Sir Robert previously served as a director of Anglo American PLC from 1998 to 2010, Chairman of Legal & General Group PLC from 2000 until 2010 and Chairman of BOC Group PLC from 2002 to 2006. Sir Robert served as Chairman—Europe of Huntsman Corporation from 2000 to August 2010. He worked for Imperial Chemical Industries (ICI) in various levels of increasing responsibility from 1969 to 2000, where he ultimately served as the Vice Chairman of its Main Board.

The Board has concluded that Sir Robert should continue to serve as a director for our company based upon the following reasons, among others: (1) his more than 40 years experience in the chemical industry, including experience with our company, enables him to provide our Board with advice and expertise relating to business and strategic initiatives; and (2) both his location in Europe and his extensive board and executive-level management experience running global businesses provides the Board with important insights and perspectives into the chemical industry in important international locations.
Class I Directors (terms expire in 2014)
Jon M. Huntsman
Jon M. Huntsman, age 75, is the Executive Chairman of the Board. Prior to his appointment as Executive Chairman effective February 1, 2009, Mr. Huntsman served as Chairman of the Board of our company since its formation in 2004 and the predecessors to our company since 1970, when he founded his first plastics company. Mr. Huntsman served as Chief Executive Officer of our company and our affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable, of Huntsman International and certain of our other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top Chief Executive Officer for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the founding and principal benefactor of the Huntsman Cancer Institute. Mr. Huntsman is the father of our Chief Executive Officer, Peter R. Huntsman, our Division President, Advanced Materials, James H. Huntsman, and our director, Gov. Jon M. Huntsman, Jr.

The Board has concluded that Mr. Huntsman should continue to serve as the Executive Chairman of the Board based upon the following reasons, among others: (1) his vital role in the founding and history of our company enables him to provide the Board with important perspective and extensive knowledge of our business; (2) his extensive experience in the chemical industry allows him to advise the Board on our strategic and operational directives; and (3) his leadership and business skills enable him to lead our company and the Board as well as continually educate and advise the Board on our company's industry and related opportunities, issues, and challenges.

Dr. Patrick T. Harker	Dr. Harker, age 54, has served as one of our directors since March 2010. Dr. Harker serves as Chairman of our Governance Committee and as a member of the Audit Committee. Dr. Harker was recently appointed to the Board of the Federal Reserve Bank of Philadelphia in January 2012 as a Class B director. Since 2007, Dr. Harker has been President of the University of Delaware, Newark, Delaware. From February 2000 through June 2007, Dr. Harker was Dean of the Wharton School of the University of Pennsylvania and served as a Professor of Electrical and Systems Engineering in the University of Pennsylvania's School of Engineering and Applied Science. From 2000 to 2010, Dr. Harker served as a Trustee of the Goldman Sachs Trust and Goldman Sachs Variable Trust. He also served as a Member of the Board of Managers of the Goldman Sachs Hedge Fund Partners Registered Fund LLC from 2004 through 2009. Since May 2009, Dr. Harker has served as a director for Pepco Holdings, Inc., a public utility holding company.

The Board has concluded that Dr. Harker should continue to serve as a director for our company based upon the following reasons, among others: (1) his significant experience leading highly-respected educational institutions brings to the Board a well-respected leader with large-scale operational experience; (2) his experience with financial institutions and his strong background in capital markets provides the Board business and financial expertise; (3) his service on other boards provides him with experience in board oversight and insights learned from other companies; and (4) his background in engineering and applied science enables him to provide the Board technical expertise.

Dr. Mary C. Beckerle	Dr. Beckerle, age 58, has served as one of our directors since May 2011. She serves as a member of our Governance Committee. Dr. Beckerle is an internationally recognized scientist who has served on numerous national scientific boards and committees, including the Advisory Committee to the Director of the U.S. National Institutes of Health. She is currently a member of cancer policy and advisory boards at the American Association of Cancer Research, Georgetown University, the University of Pennsylvania, the National Center for Biological Sciences in Bangalore (India), and the Mechanobiology Institute of the National University of Singapore. Dr. Beckerle is a Distinguished Professor of Biology in the College of Science at the University of Utah, which she joined in 1986. Since 2006, Dr. Beckerle has served as Chief Executive Officer and Director of Huntsman Cancer Institute at the University of Utah. Dr. Beckerle served as President of the American Society for Cell Biology in 2006, held a Guggenheim Fellowship at the Curie Institute in Paris, and is an elected Fellow of the American Academy of Arts and Sciences. Dr. Beckerle is a National Association of Corporate Directors (NACD) Governance Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors.

The Board has concluded that Dr. Beckerle should continue to serve as a director for our company based upon the following reasons, among others: (1) her achievements and credentials in science and medical research enable her to provide the Board with a unique perspective and technical advice on biological and environmental health and safety issues; (2) her international experience allows her to provide insights into challenges and opportunities related to our global business; (3) her extensive leadership, organizational planning, and management credentials enable her to offer practical insight with respect to our company's operational and strategic initiatives; and (4) her academic and public policy experience provides a valuable perspective in areas related to corporate governance, compliance and talent management.

Class II Directors (terms expire in 2015)
Peter R. Huntsman
Peter R. Huntsman, age 50, has served as a director of our company and affiliated companies since 1994. Mr. Huntsman is President, Chief Executive Officer and a director of our company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, after working for Olympus Oil since 1983, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our company. Mr. Huntsman is the son of our Executive Chairman, Jon M. Huntsman, the brother of our Division President, Advanced Materials, James H. Huntsman, and the brother of our director, Gov. Jon M. Huntsman, Jr.

The Board has concluded that Mr. Huntsman should continue to serve as a director for our company based upon the following reasons, among others: (1) his current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory and governance insights to the Board; and (2) his considerable role in the history and management of our company and its affiliates enables him to continually educate and advise the Board on our business, the chemical industry and related opportunities and challenges.
Wayne A. Reaud
Mr. Reaud, age 65, has served as one of our directors since March 2005. Mr. Reaud currently serves as Chairman of our Litigation Committee, which was formed in November 2008, and he serves as a member of our Compensation Committee. Mr. Reaud is a trial lawyer and the founder of the law firm of Reaud, Morgan & Quinn. For over 30 years, he has represented clients in significant cases involving personal injury, product and premises liability, toxic torts and business litigation. Mr. Reaud has handled first impression mass tort litigation involving asbestos premises liability claims, including the largest asbestos product liability class action lawsuit in the history of Texas courts. He also represented the State of Texas in its landmark litigation against the tobacco industry. Mr. Reaud currently serves as Chairman of the Board of the Beaumont Foundation of America and is a Director of the Reaud Charitable Foundation. He is a Life Fellow of the Texas Bar Foundation and a Fellow of the International Society of Barristers, a member of the Philosophical Society and a member of the State Bar of Texas Grievance Committee. Mr. Reaud was chosen as the Most Distinguished Alumni of Texas Tech University Law School in 1998 and also chosen as the Most Distinguished Alumni of Lamar University in 2006. Mr. Reaud was awarded the Honorary Order of the Coif by the University of Texas in 2011. He is listed in Best Lawyers in America.

The Board has concluded that Mr. Reaud should continue to serve as a director for our company based upon the following reasons, among others: (1) his legal expertise and extensive experience with complex and high-profile litigation enable him to advise the Board and our company on litigation risks and strategies; and (2) his commitment to community service and cultural affairs is valuable to the Board because of our company's significant focus on these areas.
Alvin V. Shoemaker
Mr. Shoemaker, age 74, has served as one of our directors since March 2005. Mr. Shoemaker serves as a member of the Audit Committee and the Compensation Committee. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of First Boston Corporation and First Boston, Inc. in 1989, a position he assumed in 1983. Mr. Shoemaker also serves as a director of Wynn Resorts Limited.

The Board has concluded that Mr. Shoemaker should continue to serve as a director for our company based upon the following reasons, among others: (1) his board experience gives him operational and financial oversight expertise and allows him to contribute insights on achieving business success in a diverse range of economic conditions and competitive environments; and (2) his executive-level experience at First Boston Corporation and First Boston, Inc. demonstrates proven leadership and business capabilities.

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

        Pursuant to Section 14A of the Securities Exchange Act of 1934, we are submitting a proposal to our stockholders for an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission ("SEC"). This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. It is currently expected that our stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with our 2014 Annual Meeting.

        The guiding principles of our compensation policies and decisions include aligning each executive's compensation with our company's business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Our overriding executive compensation philosophy is clear and consistent—we pay for performance. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans and the long-term performance of our common stock.

        When casting your vote, we urge you to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation practices are effective in implementing our guiding principles. This is evidenced by our company's strong financial performance in 2012 as discussed in the Compensation Discussion and Analysis section and total stockholder return during the year of 63%.

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

  "RESOLVED, that the stockholders of Huntsman Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2013 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures."

        The approval of this proposal will require approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as a vote against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the advisory vote.

        While this vote is required by law, the result will not be binding on our company, the Board or the Compensation Committee. Nevertheless, the Compensation Committee will consider the outcome of the vote when evaluating our compensation practices.

THE BOARD RECOMMENDS A VOTE "FOR" THE ADVISORY VOTE OF STOCKHOLDERS
TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

 PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2013. Deloitte & Touche LLP has served as our auditor since 1984. The Audit Committee has been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Deloitte & Touche LLP to stockholders for ratification.

        The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm will require approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as a vote against this proposal. If you hold your shares in street name and do not provide timely voting instructions, your broker may exercise discretionary authority, thereby avoiding a broker non-vote.

        If the selection of the independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of our company and our stockholders.

        One or more representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and, if they desire, will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL NO. 4—STOCKHOLDER PROPOSAL URGING THAT
THE BOARD TAKE STEPS NECESSARY TO ELECT EACH DIRECTOR ANNUALLY

        The following proposal was submitted by a stockholder of the Company. The Company is not responsible for the contents of the proposal. Shareholdings of the proposing stockholder, as well as its name and address, will be supplied promptly upon oral or written request.

  "RESOLVED, that the shareholders of Huntsman Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected."

Supporting Statement of Proposing Stockholder

        The proponent of this resolution is the Florida State Board of Administration. The Shareholder Rights Project submitted the resolution on behalf of the Florida State Board of Administration.

        The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

        According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than two-thirds from 2000 to 2012, and during the period January 1, 2011 to June 30, 2012:

  •
  More than 50 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

  •
  More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

  •
  The average percentage of votes cast in favor of shareholder proposals to declassify their boards of S&P 500 companies exceeded 75%.

        The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

  •
  Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (207) and Frakes (2007);

  •
  Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, And Subramanian, 2002);

  •
  Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

  •
  Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

        Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

        Please vote for this proposal to make directors more accountable to shareholders.

 Board of Directors Statement in Opposition

The Board of Directors Opposes the Proposed Resolution Unanimously and Recommends a Vote "AGAINST" this Proposal.

        While a declassified Board may be appropriate for many companies, the proposal to declassify the Board of Directors is not appropriate for Huntsman and is not in the best interests of our stockholders for the following reasons:

  •
  We are a large, complex company with diverse businesses operating in the cyclical and highly technical chemical industry. Investing the time to understand and lead our company competently requires a longer-term perspective, which is encouraged by three-year terms.

  •
  Members of our Board and management own or control approximately 20% of our outstanding stock and so are more economically aligned with the interests of our stockholders than is the case with most other public companies.

  •
  Contrary to the proponent's argument that classified boards are less likely to support an acquisition, our Board and management have long been clear about their willingness to create stockholder value through strategic transactions, and in the past they have sought these opportunities.

        Studies have found that in large and diversified companies like Huntsman, classified boards do not have a significant impact on share value and can even be value enhancing. See Michael E. Murphy, Attacking the Classified Board of Directors: Shaky Foundations for Shareholder Zeal, 65 Bus. Law 441 (2009) and Seongpil Ahn, Vidhan K. Goyal & Keshab Shrestha, The Differential Effects of Classified Boards on Firm Value (July 17, 2010). For these types of companies, individual directors can operate with greater independence from management and can take a longer-term approach to decision-making if they are not subject to nomination and shareholder vote annually.

        The classified structure of our Board also provides Huntsman with continuity of leadership and Board stability, as a majority of our Board at all times will have served as directors of our Company during prior years and be familiar with our business, markets, customers, products and management. This allows them a deeper understanding of our long-term goals and strategic prospects. As our chemical businesses are subject to cyclicality in varying degrees, this enhanced understanding and experience provides a particularly important perspective.

        Finally, it is well established that classified boards make a company less vulnerable to potentially abusive takeover tactics by encouraging persons or firms making unsolicited takeover bids to negotiate directly with experienced, seasoned directors who can negotiate to maximize value on behalf of all of our stockholders instead of considering the interests of only the takeover stockholders.

        For the reasons described above, we believe that Huntsman is different from most public companies and a classified board is a more appropriate structure for our company. We strongly recommend that all stockholders vote no on this proposal.

THE BOARD RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL.

AUDIT COMMITTEE MATTERS

Fees Billed by Deloitte & Touche LLP and Affiliates

        The following table shows the aggregate fees billed by Deloitte & Touche LLP, Deloitte Tax LLP and the member firms of Deloitte Touche Tohmatsu and their respective affiliates in each of the last two fiscal years for the services indicated (dollars in millions):

	2011	2012
Audit Fees(1)	$7.7	$7.2
Audit-Related Fees(2)	0.4	0.2
Tax Fees(3)	3.6	4.7
All Other Fees	—	—

Total	$11.7	$12.1

(1)
Includes fees associated with annual integrated audits, reviews of Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and statutory audits required internationally.

(2)
Includes due diligence in connection with acquisitions and related accounting consultations, services related to comfort letters and consents, compliance with financing arrangements and attest services that were not required by statute or regulation.

(3)
Includes tax compliance, tax advice and tax planning including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by Deloitte & Touche LLP of certain audit and non-audit services. Deloitte & Touche LLP may not perform any service enumerated in Section 201(a) of the Sarbanes-Oxley Act of 2002, except as may otherwise be provided by law or regulation. Deloitte & Touche LLP may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. The Audit Committee has pre-approved, by category, the performance by Deloitte & Touche LLP of certain audit and accounting services, certain tax services, and, provided that fees do not exceed $250,000 per individual project, certain other tax services and audit-related services. The Audit Committee has delegated to the committee chairperson the power to pre-approve services beyond those previously described, provided that no services may be approved that are prohibited pursuant to Section 201(a) of the Sarbanes-Oxley Act of 2002 or that appear reasonably likely to compromise the independence of Deloitte & Touche LLP. Any pre-approval granted by the chairperson is reviewed by the Audit Committee at its next regularly scheduled meeting. In addition, the Audit Committee receives an annual report detailing the prior year's expenditures consistent with the SEC's accountant fee disclosure requirements.

        Since 2003, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Deloitte & Touche LLP.

 AUDIT COMMITTEE REPORT

        The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Huntsman Corporation ("Huntsman") assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of Huntsman's internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter, a copy of which can be found on Huntsman's website at www.huntsman.com. The members of the Committee are Messrs. Burns and Shoemaker and Dr. Harker, each of whom meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 and applicable independence requirements of the New York Stock Exchange.

        The Committee has reviewed and discussed Huntsman's audited financial statements for the year ended December 31, 2012 with Huntsman's management. The Committee has discussed with Deloitte & Touche LLP, Huntsman's independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

        Based on the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board that Huntsman's audited financial statements for the year ended December 31, 2012 be included in Huntsman's Annual Report on Form 10-K for the year ended December 31, 2012.

        AUDIT COMMITTEE,

  M. Anthony Burns, Chair
  Patrick T. Harker
  Alvin V. Shoemaker

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding beneficial ownership of our common stock as of March 8, 2013 by:

  •
  each person who we know owns beneficially more than 5% of our common stock;

  •
  each of our directors and nominees;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Under the regulations of the SEC, shares are generally deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares voting power or investment power (including the power to dispose) over the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire voting power or investment power of the shares within 60 days, including through the exercise of any option, warrant or right. In accordance with the regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of March 8, 2013. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Shares	Percent(2)
5% or more beneficial owners (except officers and directors):
Huntsman Family Holdings Company LLC	16,847,282	7.0%
The Huntsman Foundation	21,782,000	9.0%
Passport Capital, LLC ("Passport Capital"); John H. Burbank III ("Burbank")(3)	12,031,052	5.0%
Directors and named executive officers:
Jon M. Huntsman(4)	39,205,862	16.3%
Nolan D. Archibald(5)	161,012	*
Mary C. Beckerle(6)	22,137	*
M. Anthony Burns	33,896	*
Patrick T. Harker(7)	33,896	*
Jon M. Huntsman, Jr.	17,956	*
Peter R. Huntsman(8)	7,570,149	3.1%
Robert J. Margetts(9)	30,232	*
Wayne A. Reaud(10)	1,540,113	*
Alvin V. Shoemaker(11)	178,967	*
J. Kimo Esplin(12)	1,327,689	*
Anthony P. Hankins(13)	901,710	*
Simon Turner(14)	348,203	*
All directors and executive officers as a group (22 persons)(4)(8)(15)	54,278,814	22.38%

*
Less than 1%

(1)
The address of each beneficial owner (other than Passport Capital and Burbank) is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares (except as described below).

(2)
Based upon an aggregate of 241,045,334 shares of common stock outstanding on March 8, 2013.

(3)
Per Schedule 13G, filed February 14, 2013 and reporting beneficial ownership as of December 31, 2012, Burbank is the sole managing member of Passport Capital which serves as investment manager to Passport Special Opportunities Master Fund, LP ("Fund I") (shared power to vote and dispose 1,841,927 shares), Passport Global Long Short, LP ("Fund II") (shared power to vote and dispose 456,600 shares), Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A—Global Strategy ("Fund III") (shared power to vote and dispose 4,541,925 shares), Gold Coast Capital Subsidiary VIII Limited ("Account I") (sole power to vote 227,200 shares and shared power to dispose 227,200 shares), Norges Bank (Central Bank of Norway) ("Account II") (sole power to vote 4,712,100 shares and shared power to dispose 4,712,100 shares) and Blackwell Partners, LLC ("Account III") (shared power to vote and dispose 251,600 shares). Passport Holdings, LLC ("Holdings") (shared power to vote and dispose 2,298,527 shares) is the General Partner to Fund I and Fund II. Burbank and Passport Capital may each be deemed to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of all shares owned of record by Fund I, Fund II, Fund III, Account I, Account II and Account III except in the case of Account I and Account II which maintain sole power to vote or direct the vote of their beneficially owned shares.

The address of Burbank, Passport Capital, Holdings, Fund I, Fund II, Fund III, Account I, Account II and Account III is: c/o Passport Capital, LLC, One Market St., Steuart Tower, Ste. 2200, San Francisco, CA 94105.

(4)
Includes the following shares of which Jon M. Huntsman may be deemed to be the beneficial owner: (a) 16,847,282 shares held by Huntsman Family Holdings Company LLC, by virtue of being the holder of the largest number of ownership interests in that company, (b) 22,900 shares held by the Karen H. Huntsman Inheritance Trust, by virtue of being the spouse of the trustee of such trust, and (c) 21,782,000 shares that he contributed to The Huntsman Foundation on June 25, 2007, by virtue of having the right to appoint all trustees on the Board of Trustees of such foundation and the right to remove any such trustees with or without cause or for any reason. Jon M. Huntsman expressly disclaims beneficial ownership of any shares held by Huntsman Family Holdings Company LLC, except to the extent of his pecuniary interest therein and any shares held by the Karen H. Huntsman Inheritance Trust or The Huntsman Foundation. Jon M. Huntsman has pledged 8,000,000 shares as security for bank loans.

(5)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 8, 2013, and 40,201 vested stock units, the shares underlying that will be deliverable upon termination of service. Also includes 20,288 shares held by Archibald 8, LLC, for which he serves as Manager.

(6)
Includes 17,630 vested stock units, the shares underlying that will be deliverable upon termination of service.

(7)
Includes 17,630 vested stock units, the shares underlying that will be deliverable upon termination of service.

(8)
Includes options to purchase 2,120,209 shares of common stock that are exercisable within 60 days of March 8, 2013. Also includes the following shares of which Peter R. Huntsman may be deemed to be the beneficial owner: (a) 191,000 shares that are held by his spouse as Uniform Gifts to Minors Act custodian for six of Peter R. Huntsman's children,

  (b) 843,657 shares that are held by his spouse as Utah Uniform Transfers to Minors Act custodian for each of Peter R. Huntsman's eight children, and (c) 933,328 shares held by P&B Capital, L.C. for which he and his spouse are the only managers and members. Peter R. Huntsman expressly disclaims beneficial ownership of any shares held by his spouse.

(9)
Includes 30,232 vested stock units, the shares underlying that will be deliverable upon termination of service.

(10)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 8, 2013, and 111,013 vested stock units, the shares underlying that will be deliverable upon termination of service.

(11)
Includes options to purchase 50,000 shares of common stock that are exercisable within 60 days of March 8, 2013, and 97,669 vested stock units, the shares underlying that will be deliverable upon termination of service.

(12)
Includes options to purchase 884,920 shares of common stock that are exercisable within 60 days of March 8, 2013.

(13)
Includes options to purchase 594,805 shares of common stock that are exercisable within 60 days of March 8, 2013.

(14)
Includes options to purchase 281,168 shares of common stock that are exercisable within 60 days of March 8, 2013.

(15)
Includes options to purchase a total of 6,060,958 shares of common stock that are exercisable within 60 days of March 8, 2013, and a total of 321,938 vested stock units, the shares underlying that will be delivered to the applicable holder upon termination of service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to Huntsman stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

        Based solely on a review of the copies of Forms 4 and 5 furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during 2012 all of our executive officers, directors and greater than 10% holders filed the reports required to be filed under Section 16(a) on a timely basis under Section 16(a).

CORPORATE GOVERNANCE

Board Independence

        It is important to our company for investors to have confidence that the individuals serving as independent directors on the Board do not have a relationship with us that would impair their independence. Under the NYSE corporate governance rules, the Board must have a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our company, either directly or as a partner, stockholder or officer of an organization that has a relationship with our company. To assist it in making independence determinations, the Board has adopted independence criteria which can be found on our website at www.huntsman.com. Under these criteria, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of our company or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of our company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of ours is not considered for purposes of this standard.

  •
  The (1) director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) director is a current employee of such a firm; (3) director has an immediate family member who is a current employee of such a firm and who personally works on our company's audit; or (4) director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

  •
  The director is an executive officer of any charitable or non-profit organization to which we have made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1.0 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        With the assistance of legal counsel to our company, the Governance Committee has reviewed the applicable legal and NYSE standards for independence, as well as our independence criteria. A summary of the answers to annual questionnaires completed by each of the directors and nominees for director and a report of transactions and relationships between each director and nominee for director, or any of his or her family members, and our company, senior management and independent registered accounting firm have been made available to the Governance Committee.

        In conducting its independence review, the Governance Committee specifically considered the relationships discussed under "Certain Relationships and Related Transactions—Transactions." In addition, with respect to Mr. Reaud, the Governance Committee considered Messrs. Jon M. Huntsman and Reaud's service together on the board of directors of a private foundation and a retainer of

$200,000 paid in 2012 to Mr. Reaud's former law firm, Reaud, Morgan & Quinn, for legal services. No such retainer will be paid in 2013 and Mr. Reaud receives no compensation from, and has no financial interest in, his former firm. The Governance Committee also considered Dr. Beckerle's position as CEO of the Huntsman Cancer Institute, or the Institute. The Governance Committee took into account the fact that Jon M. Huntsman has no ownership of the Institute, which is part of the University of Utah, a public institution owned by the State of Utah. The Governance Committee further considered that beginning a number of years ago, the Huntsman Cancer Foundation, a 501(c)(3) charity whose purpose is to help fund the Institute, has made stipend payments of $100,000 annually to the CEO of the Institute. The Governance Committee took into account that Jon M. Huntsman is only one of four trustees of the Huntsman Cancer Foundation, and that our company has no financial relationship with either the Huntsman Cancer Foundation or the Institute other than purchasing seats at a table for $10,000 at an annual fundraiser for the Institute.

        On the basis of its review, the Governance Committee delivered a report to the full Board, and the Board made its independence determinations based on the Governance Committee's report and the supporting information. As a result of this review, the Board has determined that Messrs. Archibald, Burns, Reaud, Shoemaker and Drs. Beckerle and Harker, who currently constitute a majority of the Board, are independent. These independent directors currently comprise, in full, the membership of the three standing Board committees discussed below.

        Jon M. Huntsman is not considered to be an independent director because he is employed by our company and is the father of Peter R. Huntsman, our Chief Executive Officer, and James H. Huntsman, our Division President, Advanced Materials. Peter R. Huntsman is not considered to be an independent director because he is employed by our company and is the son of Jon M. Huntsman, our Executive Chairman, and the brother of James H. Huntsman, our Division President, Advanced Materials. Gov. Jon M. Huntsman, Jr. is not considered to be an independent director because of his consulting relationship with our company as described under "Certain Relationships and Related Transactions—Transactions Consulting Agreement" and because he is the son of Jon M. Huntsman, our Executive Chairman, and the brother of Peter R. Huntsman, our Chief Executive Officer, and James H. Huntsman, our Division President, Advanced Materials. Sir Robert is not considered to be an independent director because he was an employee of our company within the last three years. We expect that Sir Robert will be considered independent in August 2013.

Board Meetings

        The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. During 2012, the Board met ten times, the non-management directors met in executive session five times and the independent directors met in executive session two times. During 2012, each director attended at least 75% of the aggregate of:

  •
  the total number of meetings of the Board (held during the period for which such person has been a director); and

  •
  the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Board Leadership Structure and Executive Sessions of the Board

        According to our Bylaws, the Chairman of the Board is elected by all of the directors on the Board to preside at all meetings of the stockholders and of the Board. The Chairman of the Board is also required to make reports to the Board and the stockholders and to ensure that all orders and resolutions of the Board and any of its committees are carried into effect. Our Bylaws also allow the Board to elect an Executive Chairman. If elected, the Executive Chairman fills the role of Chairman of the Board and has other powers and duties including, among others, consulting on the strategic vision of our company and serving as a facilitator for communication between our officers and the Board. In accordance with our Corporate Governance Guidelines, the Executive Chairman is also responsible for establishing the agenda for each Board meeting. At the beginning of the year, the Executive Chairman establishes a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is also free to suggest the inclusion of additional items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting. Jon M. Huntsman is currently the Executive Chairman. As such, he also fills the role of Chairman of the Board.

        In accordance with our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Bylaws expressly allow our Chairman of the Board to also serve as President or Chief Executive Officer, if so elected by the Board. The Board believes that this issue should be considered periodically as part of the succession planning process and that it is in the best interests of our company for the Board to make a determination regarding this issue each time it appoints a new Chief Executive Officer. Based on these principles, the Board may determine that it is appropriate in the future to combine the roles of Chairman of the Board and Chief Executive Officer.

        Our Bylaws also allow the Board to elect one or more Vice Chairmen to preside at Board and stockholder meetings and to perform such other duties as may be delegated by the Board, in either case in the absence of Chairman of the Board. The Board believes that it obtains effective additional Board leadership through the role of the Vice Chairman, which is currently filled by Mr. Archibald, who also serves as Lead Independent Director.

        In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session without management at each regularly scheduled Board meeting, or more frequently as needed at the call of one or more of our non-management directors. Our Corporate Governance Guidelines also require that our independent directors meet in executive session at least once annually without those non-management directors who are not independent, or more frequently as needed at the call of one or more of our independent directors. Mr. Archibald, who serves as Vice Chairman of the Board and Lead Independent Director, has been designated as the presiding director at these sessions.

        We believe that the appropriate Board leadership structure for our company may vary, depending on the circumstances facing the Board and our company at any given time. For example, we have revised the Board's leadership structure in the past to address specific needs, such as the formation of a Litigation Committee (in November 2008) and the change of Jon M. Huntsman's role from Chairman to Executive Chairman (in February 2009) in recognition of his ongoing strategic leadership at both a Board and an executive level. We believe that our current Board leadership structure efficiently addresses our company's present needs and allows the Board to fulfill its role in exercising effective, independent oversight of our management on behalf of our stockholders. The Board further believes that we have in place effective structures, processes and arrangements to ensure that the work of the Board is completed in a manner that maintains the highest standards of corporate governance, independence and leadership, as well as continued accountability of management.

Board Role in Risk Oversight

        The Board is responsible for overseeing our company's management of risk. The Board strives to effectively oversee our company's enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our company for the benefit of our stockholders. The Board understands that its focus on effective risk oversight is critical to setting our company's tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our company's risk philosophy by having discussions with management to establish a mutual understanding of our company's overall appetite for risk. The Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages our company's most significant risk exposures. The Board expects, and receives, frequent updates from management about our company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

        The Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our Audit Committee regularly discusses with management our company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including our company's risk assessment and risk management policies. Also, our Compensation Committee helps the Board to identify our company's exposure to any risks potentially created by our compensation programs and practices. Our Governance Committee oversees risks relating to our company's corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Our Litigation Committee assesses risk from litigation and areas of legal exposure to which our company is or could be subject and makes recommendations to the Board regarding those matters. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

        We believe that the oversight function of the Board and its committees combined with its active dialogue with management about effective risk management provides our company with the appropriate framework to help ensure effective risk oversight.

Board Committees

        The Board currently has, and appoints the members of, independent Audit, Compensation, and Governance committees. Each of these committees has a written charter approved by the Board. These charters are available on our website at www.huntsman.com. We will also furnish copies of the charters free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        The independent committees are currently structured as follows:

Audit	Compensation	Nominating and Corporate Governance
M. Anthony Burns (Chair)	Nolan D. Archibald (Chair)	Patrick T. Harker (Chair)
Patrick T. Harker	Wayne A. Reaud	Mary C. Beckerle
Alvin V. Shoemaker	Alvin V. Shoemaker	M. Anthony Burns

        Audit Committee.    The Audit Committee has been established to assist the Board in monitoring:

  •
  the integrity of our financial statements;

  •
  our independent registered public accounting firm's qualifications and independence;

  •
  the performance of our internal audit function and independent registered public accounting firm; and

  •
  our compliance with legal and regulatory requirements applicable to financial and disclosure matters.

        The Audit Committee has sole responsibility for the appointment, retention and termination of the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. Under the independence criteria that the Board has adopted, which can be found on our website at www.huntsman.com, a member of the Audit Committee will not be considered independent if:

  •
  The member receives directly or indirectly any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

  •
  An immediate family member of the member receives any consulting, advisory or other compensatory fee from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service);

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  An entity in which the member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions, who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to us receives any consulting, advisory or other compensatory fee from us; or

  •
  The member is otherwise an affiliated person of our company.

        Furthermore, under these independence standards, (1) each member of the Audit Committee must be financially literate, (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an "audit committee financial expert" and (3) no member of the Audit Committee may simultaneously serve on the audit committees of more than two other public companies. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC's definition of "audit committee financial expert" to have accounting or related financial management expertise.

        The Board has determined that each member of the Audit Committee is independent as that term is defined by the listing standards of the NYSE and Rule 10A-3 promulgated under the Securities Exchange Act of 1934 and satisfies the additional independence criteria adopted by the Board and described above. The Board has also determined that Mr. Burns, the Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as defined by the regulations of the SEC. For information regarding Mr. Burns' business experience, see "Proposal No. 1—Election of Directors—Nominees and Existing Directors." No member of the Audit Committee serves on more than two other public company audit committees.

        The Audit Committee held eight meetings in 2012.

        Compensation Committee.    The Compensation Committee's function is to support the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. In this regard, the Board and Compensation Committee seek to align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee also oversees our incentive and equity-based compensation plans.

        Under its charter, the stated purposes of the Compensation Committee are to:

  •
  review, evaluate and approve our compensation agreements, incentive-compensation and equity-based plans, policies and programs;

  •
  carry out its responsibilities under applicable securities laws and regulations relating to our proxy statement for the annual meeting of stockholders or other applicable report or filing;

  •
  review and approve compensation for our corporate and executive officers and their family members that are employees, and review and recommend compensation for our directors; and

  •
  perform such other functions as the Board may assign to the Compensation Committee from time to time.

        The Compensation Committee's charter permits the Compensation Committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. In particular, the Compensation Committee may delegate the approval of both cash and equity award grants and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are non-employee directors or outside directors, or in some limited circumstances, to management.

        The Compensation Committee typically meets at least four times each year to address various compensation issues and processes. Our Chief Executive Officer does not have the ability to call Compensation Committee meetings, but generally attends Compensation Committee meetings at the Compensation Committee's request to answer questions and provide input regarding the performance of our executive officers. However, the Chief Executive Officer is not present while decisions regarding his compensation are made. In addition, each Compensation Committee meeting usually includes an executive session without members of management present. The Compensation Committee met eight times during 2012, and five of these meetings included an executive session. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

        Please see "Compensation Discussion and Analysis—Annual Review of Executive Compensation" for additional information on the Compensation Committee's processes and procedures for the consideration and determination of executive officer and director compensation.

        Nominating and Corporate Governance Committee.    The Governance Committee is appointed by the Board to ensure that our corporate governance system performs well. The duties of the Governance Committee include:

  •
  annually reviewing and reassessing the adequacy of our Corporate Governance Guidelines;

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  monitoring director independence;

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  managing the Board's annual evaluation process;

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  assessing the appropriate balance of skills, characteristics and perspectives required for an effective Board;

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  identifying, screening and recommending qualified director candidates;

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  periodically reassessing the adequacy of the Board's size;

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  overseeing succession planning for our Chief Executive Officer; and

  •
  overseeing our corporate compliance program.

        The Governance Committee held four meetings in 2012.

        Litigation Committee.    In addition to the independent committees described above, the Board also has a Litigation Committee. The Litigation Committee assists the Board by reviewing and assessing current and potential litigation and areas of legal exposure in which our company is or could be involved and making recommendations to the Board regarding legal matters. The members of the Litigation Committee are Wayne A. Reaud, who serves as the committee's Chair, Jon M. Huntsman and Peter R. Huntsman. The Litigation Committee generally meets quarterly in connection with our regularly scheduled Board meetings.

 Director Qualification Standards and Diversity

        The Governance Committee's minimum qualifications and specific qualities and skills required for directors are set forth in Section 1 of our Corporate Governance Guidelines, which are available on our website at www.huntsman.com. These Guidelines require that a majority of directors on the Board meet the criteria for independence required by the NYSE, and that each director functions consistent with the highest level of professional ethics and integrity. Each of our directors is expected to devote sufficient time and effort to learn the business of our company and the Board, to use his or her own unique skills and experiences to provide independent oversight to our business, to participate in a constructive and collegial manner, to exhibit a high level of commitment to our company and to exhibit independent thought and judgment. Although we do not have a separate diversity policy relating to the identification and evaluation of nominees for director, our Corporate Governance Guidelines require that the Governance Committee consider each candidate's background, ability, judgment, skills and experience in the context of the needs of the Board when evaluating director nominees. The Governance Committee believes it is important for Board members to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, legal, government relations and relevant industries, especially the chemical industry. These considerations help the Board as a whole to have the appropriate mix of characteristics, skills and experiences for the optimal functioning of the Board in its oversight of our company. As part of its periodic self-assessment process, the Governance Committee annually reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our company.

Director Nomination Process

        The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee may use third-party search consultants to identify director candidates. The Governance Committee also welcomes stockholder recommendations for candidates for the Board. All stockholder recommendations must comply with the notice requirements contained in Section 2.8 of our Bylaws, which requires, among other things, detailed information concerning the stockholder making the proposal (and the beneficial owner on whose behalf the proposal is made, if any), the name and address of the stockholder and specific information concerning such stockholder's interests in our company's securities, including derivative instruments. In addition, the notice must include the recommended candidate's name, biographical data, qualifications, details regarding any material monetary agreements between the stockholder and the proposed nominee, and a written questionnaire completed by the proposed nominee. Our Bylaws are available on our website at www.huntsman.com under the tab "Investor Relations." We will also furnish copies of our Bylaws free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com. For additional information about stockholder nominations, including nominations for the 2014 Annual Meeting of Stockholders, see "Stockholder Proposals and Director Nominations for the 2014 Annual Meeting."

        From time to time, the Governance Committee may request additional information from the nominee or the stockholder. The Governance Committee uses the same process to screen all potential candidates, regardless of the source of the recommendation. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. Except as described under "Stockholder Proposals and Director Nominations for the 2014 Annual Meeting," the procedures set forth in Section 2.8 of our Bylaws are the exclusive means for a stockholder to make director nominations or submit other proposals before an annual or special meeting of the stockholders.

Stockholder Communications Policy

        Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors or the Lead Independent Director by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or by sending an email specifying the intended recipients to CorporateSecretary@huntsman.com. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Huntsman (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. A copy of our Stockholder Communications Policy is available on our website at www.huntsman.com.

 Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on our website at www.huntsman.com. We will also furnish copies of the guidelines free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        Among other matters, the guidelines provide for the following:

  •
  membership on the Board will be made up of a majority of independent directors who, at a minimum, meet the criteria for independence required by the NYSE;

  •
  each regularly scheduled Board meeting will include an executive session of the non-management directors;

  •
  the independent directors will meet in executive session at least once annually;

  •
  the Board and its committees each conduct an annual self-evaluation;

  •
  non-management directors are not permitted to serve as a director for more than three other public companies;

  •
  our Chief Executive Officer is not permitted to serve as a director for more than two other public companies;

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  directors are expected to attend all meetings of the Board and of the committees of which they are members;

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  directors not also serving as executive officers are required to offer their resignation effective at the next annual meeting of stockholders upon reaching their 75th birthday;

  •
  directors are required to offer their resignation upon a change in their principal occupation;

  •
  directors should function consistent with the highest level of professional ethics and integrity; and

  •
  to effectively discharge their oversight duties, directors have full and free access to our officers and employees.

 Financial Code of Ethics and Business Conduct Guidelines

        The Board has adopted a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller. Among other matters, this code is designed to promote:

  •
  honest and ethical conduct;

  •
  avoidance of conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

  •
  compliance with applicable governmental laws and regulations and stock exchange rules;

  •
  prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

  •
  accountability for adherence to the code.

        In addition, the Board has adopted our Business Conduct Guidelines. The Board requires all directors, officers and employees to adhere to these guidelines in addressing the legal and ethical issues encountered in conducting their work. The Financial Code of Ethics and Business Conduct Guidelines are available on our website at www.huntsman.com. We will also furnish copies of the Financial Code of Ethics and Business Conduct Guidelines free of charge to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

Director Attendance at the Annual Meeting of Stockholders

        We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meetings of stockholders should be strongly encouraged, but is not required. In 2012, all of the then-current directors attended the 2012 Annual Meeting of Stockholders in person.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Nolan D. Archibald, Wayne A. Reaud and Alvin V. Shoemaker each served on the Compensation Committee during 2012. None of the members who served on the Compensation Committee during 2012 has at any time been an officer or employee of our company or any of its subsidiaries nor had any substantial business dealings with our company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee of our company.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

        The following Compensation Discussion and Analysis, or CD&A, provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2012. We refer to these individuals as "named executive officers." Our named executive officers for 2012 were Jon M. Huntsman, Executive Chairman of the Board, Peter R. Huntsman, President and Chief Executive Officer, J. Kimo Esplin, Executive Vice President and Chief Financial Officer, Anthony P. Hankins, Chief Executive Officer, Asia Pacific and Division President, Polyurethanes, and Simon Turner, Division President, Pigments.

Executive Summary

        As described in more detail throughout this CD&A, our executive compensation program is designed primarily to "pay for performance" based on an allocation among long-term and short-term components. See "—Compensation Philosophy and Objectives—Pay for Performance" below for additional information. We strive to establish a proper balance of risks in achieving goals designed to further our business objectives and create stockholder value. We believe our executive compensation program is effectively designed and working well is in alignment with the interests of our stockholders and is instrumental to achieving our business strategy.

        2012 was another year of record earnings for our company. Our adjusted EBITDA for the second year in a row was higher than it has ever been with our current group of businesses. Some of the financial highlights from 2012 include:

  •
  a 15% increase in adjusted EBITDA ($1,396 million in 2012 compared to $1,214 million in 2011);

  •
  a 47% increase in net income ($363 million in 2012 compared to $247 million in 2011);

  •
  a 33% increase in adjusted diluted income per share ($2.25 in 2012 compared to $1.69 in 2011) and a 48% increase in diluted income per share over the same period; and

  •
  total stockholder return was 63% in 2012, with our share pricing increasing from $10.00 per share at the end of 2011 to $15.90 and the end of 2012.

        The Compensation Committee believes that the leadership, vision and hard work of our executive team played a critical role in achieving this performance in 2012. In light of this strong performance, the Compensation Committee believes that the Company's compensation programs are working effectively to incentivize our executives by paying for performance and aligning the interests of our executives with those of our stockholders. The Compensation Committee believes that the balanced compensation programs in place during 2012 operated as the Compensation Committee intended when it designed and implemented the programs, specifically:

  •
  Base salary—designed to be a fixed portion of total compensation, established at or near the median level of base pay for our peer group for most of our named executive officers and the 75th percentile for our Executive Chairman and Chief Executive Officer, and particularly important in attracting and retaining key executives;

  •
  Annual cash performance awards—designed to be a variable portion of total compensation based on our financial performance and to align the named executive officers with annual operating and financial goals, payment is determined by the Compensation Committee based on performance against predetermined criteria; and

  •
  Equity-based compensation—represents the largest component of compensation for the majority of our named executive officers and is designed to incentivize our executives based upon the long-term performance of our common stock and thus align the interests of our executives with our stockholders. Awards were granted in 2012 at specified dollar values for each named executive officer, with a mix of restricted stock and stock options with values based on the grant date fair value of such awards.

        Although we evaluate our compensation programs on an annual basis, our compensation practices have remained substantially the same for several years. However, the Compensation Committee did make certain changes for 2012 as discussed herein. See "—2012 Executive Compensation" for more information regarding these changes. Specifically, the Compensation Committee made the following modifications to our compensation arrangements in 2012:

  •
  Increases to base salaries of our named executive officers (other than Jon M. Huntsman), with increases varying from 3.0% to 13.5% of 2011 base salary levels, in order to bring them in line with salaries for comparable positions within our peer group and, in the case of Mr. Turner (who received the largest percentage increase), to recognize his leadership in the transformation of our Pigments business.

  •
  Changes to the annual cash performance awards of certain named executive officers, including: (1) increasing Jon M. Huntsman's target compensation to at or around the 75th percentile and a corresponding increase in the maximum amount of his potential cash performance award while tying his award to specific company performance metrics and the achievement of strategic objectives in order to create greater alignment with stockholder interests and our financial performance; (2) adding an additional performance criteria to the determination of Mr. Esplin's awards—shared services fixed costs—which is a key performance indicator related to his position; and (3) increasing Peter R. Huntsman's target compensation to at or around the 75th percentile and a corresponding increase in his target cash performance award in order to reward him for company performance and in consideration of his filling a dual role as a chief operating officer.

  •
  Although not effective until January 1, 2013, the adoption of Severance Agreements with Jon M. Huntsman and Peter R. Huntsman that, in addition to providing severance benefits generally available to officers of the Company, provide specific severance benefits to these officers in the event of a qualifying termination in connection with or following a change in control. We believe the Severance Agreements are appropriate retention tools and are also needed to provide appropriate incentives, particularly in the case of a change in control.

  •
  Certain changes to our equity ownership guidelines for our executives so that such guidelines are adjusted annually to reflect changes in base salaries and the price of our common stock in order to maintain proportional ownership levels.

        At the 2012 Annual Meeting, we held a stockholder advisory vote, or "say-on-pay" proposal, to approve the compensation paid to our named executive officers in 2011. At that meeting, 79% of the total votes cast on the "say-on-pay" proposal were voted in favor of the proposal. In determining executive compensation for 2013, the Compensation Committee evaluated the results of the 2012 advisory vote on executive compensation and considered the overall stockholder support that our "say-on-pay" proposal received. For 2013, the Compensation Committee continued to apply the same general compensation principles and philosophy, while making some adjustments. While the Compensation Committee will continue to consider the outcome of our annual "say-on-pay" vote when determining future compensation practices and pay levels for our named executive officers, the Compensation Committee is confident that our compensation programs are performance based and align the incentives of our executives with those of our stockholders. In accordance with the preference expressed by our stockholders at the 2011 Annual Meeting, we continue to hold annual advisory votes on executive compensation. Stockholders are given an opportunity to cast an advisory vote on the frequency of "say-on-pay" votes every six years, with the next opportunity occurring in connection with our Annual Meeting in 2017.

        In this CD&A, we refer to our EBITDA, adjusted EBITDA and adjusted diluted income per share, which are non-GAAP financial measures. A presentation and reconciliation to the most directly comparable GAAP financial measures is contained on pages 61-64 of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 12, 2013.

Compensation Philosophy and Objectives

        Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of stockholder value. Our fundamental compensation philosophy is to pay for performance and, consequently, we attempt to closely link executive officers' total compensation with the achievement of annual performance goals and the long-term performance of our company. Management and the Compensation Committee believe that compensation decisions are complex and require careful review of individual and company performance, and consideration of chemical and general industry compensation levels. The Compensation Committee awards compensation to our executive officers based upon corporate, business division and individual performance and designs compensation so as to motivate executive officers to achieve strategic objectives and to continue to perform at the highest levels.

        Based on the objectives described above, we strive to maintain an executive compensation program that is structured to provide a total compensation package that, at expected levels of performance, is at or near the 50th percentile for our executive officers (other than our Chief Executive Officer and Executive Chairman, whose compensation is targeted at the 75th percentile) when compared to executives holding comparable positions or having similar qualifications in other similarly situated companies in our peer group (as discussed below), while also taking into account each named executive officer's job responsibilities, performance, employment history and any growth in their leadership role. This is done because the Compensation Committee believes that it is necessary to retain key executives who may otherwise be incentivized to leave our company if a significant pay disparity existed between us and our competitors. Actual compensation may be above or below targets based on the performance of our company and the individual, with the opportunity to achieve greater compensation based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on our financial and strategic performance and that our executive officers are rewarded for superior performance.

        Our compensation philosophy is supported and accompanied by the following compensation governance provisions:

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  the opportunity for our stockholders to cast an advisory vote each year to approve the compensation of our named executive officers as described in Proposal No. 2 above;

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  the establishment and maintenance of an independent Compensation Committee;

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  an independent Compensation Committee compensation consultant, Meridian Compensation Partners, LLC ("Meridian"), retained directly by the Compensation Committee and who performs no other work for us;

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  the adoption and maintenance of stock ownership guidelines for officers and directors; and

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  the prohibition on executive officers engaging in short-term, hedging or speculative transactions involving shares of our common stock.

        Pay for Performance.    "Pay for performance" continues to be a fundamental tenet of our compensation philosophy, which includes the core principles of rewarding the attainment of performance goals and aligning our executives' objectives with our stockholders' interests. Our executives are accountable for the performance of our company and the business segments they manage and are compensated primarily based on that performance. We believe that our executive compensation program contributes to a high-performance culture where executives are expected to deliver results that drive sustained growth. As highlighted above under "—Executive Summary," fiscal year 2012 was another highly profitable year for our company, with record adjusted EBITDA with its existing businesses. Our named executive officers were rewarded for this performance as follows:

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  corporate adjusted EBITDA of $1.396 million, the primary measure by which our stockholders measure the financial performance of our company, exceeded an aggressive internal target by 13% resulting in payouts for this performance measure at 164% of target;

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  corporate net operating cash flow of $463.3 million, with its significant impact on liquidity, exceeded high internal expectations by 51% resulting in maximum payouts for this performance measure of 200% of target; and

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  reduction in shared services fixed costs to $365.2 million, used to measure performance of shared corporate departments by their ability to beat budgetary estimates, exceeded expectations by 5% resulting in payouts for this performance measure of 150% of target.

        For more information, see "—2012 Executive Compensation—Annual Incentive Program." In addition, total stockholder return for 2012 was 63% further evidencing the alignment of our compensation objectives with the interests of our stockholders.

Elements of Executive Compensation

        The key elements of direct compensation for our executive officers continue to be base salary, annual cash performance awards and equity-based compensation. This mixture of pay elements represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives and is the result of our historical pay practices, recommendations by Meridian and executive management and Compensation Committee determinations. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our financial results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. Our executive officers also are eligible for elements of indirect compensation comprised of health and welfare benefits, retirement and savings plans, severance arrangements and certain perquisites. The Compensation Committee considers each of the key elements of direct and indirect compensation when evaluating the overall compensation program design.

        Specifically, compensation for the Executive Chairman and the Chief Executive Officer is carefully considered in light of their unique and indispensible roles. The Executive Chairman provides ongoing strategic leadership at both a Board and an executive level. As the founder of our company, he has over 40 years experience in the industry and has developed important relationships in the industry, including with many of our key customers. The Chief Executive Officer provides day-to-day company leadership and management. In addition to his role as Chief Executive Officer, he also fulfills many of the duties of a chief operating officer. In light of these unique roles, the Compensation Committee strives to compensate the Executive Chairman and the Chief Executive Officer based on similarly situated executives at comparable companies within our peer group and with other chemical and general industrial companies.

        A detailed discussion of the specific elements of compensation awarded to our named executive officers for 2012 is set forth below in "Compensation Discussion and Analysis—2012 Executive Compensation."

        Annual Base Salary.    The Compensation Committee uses several sources of information in determining the annual base salary of our named executive officers. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the annual base salary of each executive officer, other than himself and the Executive Chairman. The Compensation Committee also reviews comparative information on peer company pay provided by Meridian, including comparative information regarding the Executive Chairman and Chief Executive Officer. The Compensation Committee establishes base salaries that it believes are sufficient to attract and retain individuals with the qualities it deems necessary for our long-term financial success and that are competitive in the marketplace.

        An executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances (such as overseas assignments) and the market for the executive's services. The Compensation Committee reviews the base salary of each executive officer on an annual basis. In addition to these annual reviews, the Compensation Committee may, at any time, review the salary of an executive who has received a significant promotion, whose responsibilities have changed significantly or who is subject to competitive hiring pressure. Any adjustments are based on the results of the annual review of market pay data, changes in the cost of living, job performance or the expansion of duties and responsibilities. No pre-determined weight or emphasis is placed on any one of these factors.

        Annual Incentive Program.    Our annual incentive program enables executive officers and other key employees to earn an annual cash performance award based on performance against predetermined criteria. The potential payments available under the annual incentive program for the named executive officers depend on the attainment of performance goals recommended by executive management and approved by the Compensation Committee at the beginning of the year. Furthermore, as part of the annual cash performance award process for the named executive officers, the Compensation Committee undertakes a subjective evaluation of each executive officer's individual performance and success in areas it believes to be significant to us as a whole or to a particular business unit or function.

        Long-Term Equity-Based Compensation.    Our long-term equity-based compensation awards are designed to align our executive team's interests with the interests of our stockholders by tying a significant portion of total compensation directly to the performance of our common stock. The Compensation Committee believes that grants of long-term equity-based awards to executive officers encourage them to remain with and devote their best efforts to our company and enhance our ability to attract and retain the services of executives essential for our growth and profitability.

        We provide executives with long-term equity-based compensation through the Huntsman Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan"), which was most recently approved by our stockholders on November 4, 2009. The Stock Incentive Plan allows for a variety of stock-based awards. Annual grants of equity-based awards are typically made during the first quarter.

        The Compensation Committee currently uses a mix of restricted stock and stock options for our executive officers and believes that these two award types support our strategic objectives and provide appropriate long-term performance incentives. The value of stock options granted to executives is directly tied to the performance of our common stock. These options only have value to the extent the price of our common stock exceeds the stock price on the grant date. Restricted stock awards support a long-term focus by executives, as their value necessarily depends on the value of our common stock over time. Both stock options and restricted stock awards provide a strong retention incentive by vesting over a three-year period, and only if our executive officers continue to be employed by us. Our

Director and Executive Stock Ownership Guidelines further align the focus of our executives with that of our stockholders by requiring our executive officers to retain a significant number of shares of common stock. See "—Equity Ownership Policy."

        The Compensation Committee believes that stock options and restricted stock awards are the most appropriate award types to support the principal objectives of our overall compensation program. In making this determination, the Compensation Committee has, from time to time, considered other types of awards, including awards tied directly to our financial performance or our financial performance compared to that of our peers. The Compensation Committee believes that the focus on long-term performance that our equity-based compensation program currently provides is in alignment with the long-term objectives and goals of our company. The Compensation Committee also believes that stock awards based on our performance compared to a set group of peers risk placing excessive focus on short-term financial performance and could reward our executive officers in years when company performance is poor so long as the peers against whom we are compared also perform poorly.

        In determining the allocation of awards each year between stock options and restricted stock, the Compensation Committee assesses the risk profile of our long-term equity-based award practices and assesses whether the appropriate level of risk is accounted for in the mix of awards granted, and makes changes as appropriate. In 2012, we granted equity awards to our named executive officers of restricted stock and stock options of equal value based on the grant date fair value of such awards (other than to our Executive Chairman, who received his award entirely in the form of restricted stock). This grant of equity award incents our named executive officer to enhance share price over the long-term and results in a substantial portion of our named executive officers' total compensation being directly linked to the long-term performance of our common stock.

        Health and Welfare Benefits.    We provide our named executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare programs comparable to those provided to employees and executives at other companies in the chemical industry. Our named executive officers participate in our health and welfare programs on the same basis as our other employees.

        Retirement and Savings Plans.    We provide our named executive officers with benefits that are intended to be a part of a competitive total compensation package that provides retirement and savings programs comparable to those provided to employees and executives at other companies in the chemical industry and the general market. The benefit plan descriptions below in the narratives following the "—Pension Benefits in Fiscal 2012" and "—Nonqualified Deferred Compensation in Fiscal 2012" tables provide an explanation of the major features of our retirement and savings plans. The named executive officers participate in our qualified retirement and savings plans on the same basis as other employees.

        We provide defined benefit pension plans, including the Huntsman Defined Benefit Pension Plan (a tax qualified defined benefit pension plan) and the Huntsman Supplemental Executive Retirement Plan (a nonqualified supplemental pension plan for executives who exceed the qualified plan limitations). Employees in foreign jurisdictions participate in the retirement and savings plans mandated by applicable law. In addition, we provide the Huntsman Pension Scheme to our U.K. employees in the Polyurethanes segment, such as Mr. Hankins. We provide the Tioxide Pension Fund to our U.K. employees in the Pigments segment, such as Mr. Turner, who is also a participant in the nonqualified supplemental Huntsman Global Pension Scheme.

        We also provide executive officers the opportunity to participate in up to four defined contribution savings plans: a salary deferral plan (the "401(k) Plan"); a supplemental savings plan (the "Supplemental Savings Plan"); a money purchase pension plan (the "MPP"); and a supplemental executive money purchase pension plan (the "SEMPP"). In addition, officers in the U.K., including Mr. Turner, are eligible for the Huntsman UK Pension Plan, which is a defined contribution pension arrangement for U.K. associates in the Pigments segment. The Huntsman UK Pension Plan provides a 3-for-1 matching formula whereby an associate can receive a company contribution of up to 15% of pay if the associate contributes 5% of pay. For five years following implementation of this plan, associates receive an additional company contribution through transition credits. During 2012, the company contributed 21.5% of pensionable salaries for all associates in the Huntsman UK Pension Plan.

        Perquisites.    We provide additional compensation to our Chief Executive Officer and other named executive officers in the form of perquisites for the convenience of executives in meeting the demands of their positions. The Compensation Committee reviews our policies with respect to perquisites and considers whether and to what extent it may be appropriate for our Chief Executive Officer and the other named executive officers to reimburse our company for perquisites.

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  Aircraft Use Policy—In August 2005, the Board adopted an Aircraft Use Policy to carefully manage use of our aviation assets in a manner that best meets the goals of improving senior management's effectiveness and availability. Under this policy, our Executive Chairman, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of Company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time-sharing agreement. Notwithstanding the foregoing, to mitigate security concerns and to maximize time available to spend on company business, the Compensation Committee may permit our Executive Chairman and the Chief Executive Officer to have personal use of Company aircraft without cost subject to its availability. The Compensation Committee may limit personal use in any given calendar year to a specified number of hours. For 2012, personal use by our Executive Chairman was limited to 150 flight hours and personal use by the Chief Executive Officer was unlimited. We do not make gross-up payments for out-of-pocket tax obligations resulting from personal use of our company aircraft.

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  Company Car—We provide executive officers with leased vehicles for business use, which executives may also use for personal transportation. Executive officers are responsible for the taxes on imputed income associated with the personal use of these vehicles.

        Employment Agreements.    We do not generally enter into employment agreements with our executive officers. However, in accordance with our practice with respect to employees on assignment in a foreign country, Mr. Hankins entered into a letter agreement on November 1, 2000 with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The primary purpose of this letter agreement is to provide Mr. Hankins with details regarding repatriation to his home country following the completion of his foreign assignment. This letter agreement also defines the initial elements of Mr. Hankins' compensation package, including base salary and a cash performance award, and it provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary.

        Severance Arrangements.    For executive officers who do not have employment agreements with us, we provide payments and benefits upon certain severance events through the Huntsman Executive Severance Plan (the "Executive Severance Plan"). We established the Executive Severance Plan to remain competitive with other companies against whom we compete for executive talent, which commonly have employment or other agreements with their executives providing for severance payments and benefits. As citizens of the U.K., Messrs. Hankins and Turner are entitled participants in their respective business severance plans. If Messrs. Hankins' or Turner's employment were terminated, his potential payout under the Executive Severance Plan and his respective U.K. business's plan would be compared and then he would be paid under the plan generating the higher payout. A description of the Executive Severance Plan and other arrangements relevant to post-employment compensation is found below under the heading "Potential Payments upon Termination or Change of Control."

        Effective January 1, 2013, we entered into severance agreements with our Executive Chairman and Chief Executive Officer. These agreements do not provide benefits that are meaningfully different from what the executives were previously entitled to under the Executive Severance Plan, except in the event of a qualifying termination event in connection with or following a change of control. Since our initial public offering in 2005, we have evolved from a closely held private company to a public company with a diverse ownership base. Given our status as a public company, we determined that severance arrangements are appropriate and common for similarly situated executives at other public companies. We also believe that such agreements are needed to provide an appropriate level of economic protection for the Executive Chairman and Chief Executive Officer in the context of a change in control so that they may remain focused on the strategic interests of our company and our shareholders in evaluating or pursuing potential corporation transactions. The Compensation Committee consulted extensively with Meridian in designing these arrangements taking into account market practices, not only with respect to the formulas used to calculate the amount of severance pay due in certain scenarios but also with respect to other terms and conditions of the agreements, such as requiring a "double trigger" in order for cash payments to become due and providing for the cut-back of payments in situations where payment in full would result in less after-tax income to the officer. The severance agreements do not provide for tax gross ups on any potential parachute payments received by the officers. As discussed below under the heading "Potential Payments upon Termination or Change of Control," upon the occurrence of a change in control, all outstanding unvested restricted shares held by our Executive Chairman will automatically become vested in full. Further details regarding the severance agreements are provided below under the heading "Potential Payments upon Termination or Change of Control."

Annual Review of Executive Compensation

        The Compensation Committee, executive management and Meridian each play a key role in the Compensation Committee's annual review, evaluation and approval of our executive compensation programs as further described below.

        Compensation Committee.    The Compensation Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. This includes the articulation of a compensation philosophy and implementation of policies and plans covering our executive officers. In making its decisions regarding each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals.

        The Compensation Committee reviews different components of compensation at its quarterly meetings during the year. Each time a component is reviewed, the Compensation Committee considers input from executive management and Meridian. After these consultations, the Compensation Committee considers each executive officer's performance, including through reports from other members of executive management (for all executives other than our Chief Executive Officer and our Executive Chairman) and, in many cases, personal observation. The Compensation Committee considers all of this information in making individual compensation decisions.

        In addition, all independent members of the Board (including the Compensation Committee) annually review and approve each element of annual compensation for our Executive Chairman and our Chief Executive Officer. This review includes an evaluation of performance, corporate goals and objectives relevant to compensation, and compensation payable under various circumstances, including upon retirement or a change of control. Meridian provides advice to the Compensation Committee in connection with this review.

        Executive Management.    Our Chief Executive Officer sets our strategic direction and strives to promote compensation programs that motivate executives' and employees' behavior consistent with our company's strategic objectives. Our Chief Executive Officer is assisted by our Senior Vice President, Global Human Resources, who provides assistance with the design and development of compensation programs, the interpretation of compensation data and the effects of adjustments and modifications to our compensation programs. Our finance and legal departments also assist our Chief Executive Officer by advising on legal and financial considerations relevant to these programs.

        Under the direction of the Compensation Committee and in coordination with Meridian, executive management coordinates the annual review of the compensation program for our executive officers. This review includes an evaluation of the executive officer's historical pay and career development, individual and corporate performance, competitive practices and trends and other compensation issues. Based on the results of this review, executive management makes recommendations to the Compensation Committee regarding each element of compensation for each of the executive officers, other than the Chief Executive Officer and the Executive Chairman. Our Chief Executive Officer also provides the Compensation Committee with his evaluation with respect to each executive officer's performance (other than our Executive Chairman and himself) during the prior year.

        Independent Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise executive management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by the Compensation Committee. Beginning in 2011, the Compensation Committee retained Meridian as its compensation consultant. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation. Meridian reports directly to the Compensation Committee, which is solely responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services.

        Services performed by Meridian for the Compensation Committee during 2012 included evaluating levels of executive officer and director compensation as compared to general market compensation data and peer group data (as discussed below), evaluating proposed compensation programs or changes to existing programs, providing information on current executive compensation trends, and providing updates on applicable legislative.

        For the last completed fiscal year, the Compensation Committee determined that Meridian was independent of management (and continues to be independent of management) and therefore, Meridian was able to provide (and continues to be able to provide) the Compensation Committee independent and objective advice. Accordingly, the Compensation Committee determined that the services provided by Meridian to the Compensation Committee for the last completed fiscal year did not give rise to any conflicts of interest. The Compensation Committee made these determinations by assessing the independence of Meridian under the six independence factors adopted by the SEC and incorporated into the NYSE Corporate Governance Listing Standards. Further, in making this assessment, the Compensation Committee considered Meridian's written correspondence to the Compensation Committee that affirmed the independence of Meridian and the partners, consultants and employees who provide services to the Compensation Committee on executive and director compensation matters.

Compensation Peer Analysis

        In determining the appropriate amount of each element of the executive officers' compensation (base salary, annual cash performance awards and long-term equity-based compensation), the Compensation Committee considered the compensation paid to executive officers in similar positions at a peer group of companies. The peer group is comprised of companies against whom we compete in the global chemical industry for executives, key employees and outside directors. The selected peer companies fall within a range of comparison factors (both above and below us) such as revenue, market capitalization and net income. For example, the median revenue in for our peer group at that time was $11.3 billion, while our company's 2011 revenue was $11.2 billion. Compensation information was not adjusted or scaled based on any of these factors. Currently, our peer group is comprised of the following eleven companies:

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  Air Products and Chemicals Incorporated

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  Ashland Inc.

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  Avery Dennison Corporation

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  Celanese Corporation

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  Dow Chemical Company

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  EI du Pont de Nemours and Company

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  Eastman Chemical Company

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  Monsanto Company

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  PPG Industries Incorporated

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  Rockwood Holdings, Inc.

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  Sherwin-Williams Company

        Our peer group was initially developed in 2005. Some variation in the composition of this group may occur from time to time. At the time that compensation decisions for 2012 were made, our peer group included 3M Company, OM Group Incorporated and Praxair Incorporated and did not include Ashland Inc., Celanese Corporation or Rockwood Holdings, Inc. We have since removed 3M Company, OM Group Incorporated and Praxair Incorporated from our peer group, as these companies were either above or below the range of comparison factors we consider and are companies with whom we do not routinely compete for talent. We added Ashland Inc., Celanese Corporation and Rockwood Holdings, Inc. to our peer group because they fall within the range of comparison factors we consider, are companies against whom we compete for talent and are compared against us and viewed as our peers by the market and our management. The median revenue for our current peer group in 2012 was $9.5 billion, while our company's 2012 revenue was $11.2 billion.

        Competitive market data with respect to the peer group provides a frame of reference for the Compensation Committee when evaluating executive compensation, but is not the only factor considered for our executives' compensation. In addition to the peer group noted above, the Compensation Committee uses nationally recognized compensation surveys to assess the competitiveness of our executive compensation with the broader market of chemical and general industrial companies. These data are generally provided by Meridian and are the product of published survey sources representing compensation amounts for similar positions at general industry and chemical industry companies. The Compensation Committee uses data from these broad market surveys to provide additional information against which they can compare the competitiveness of our executive compensation. The Compensation Committee also uses data from these broad market surveys when comparable data is unavailable or limited within our peer group. This is the case for the Executive

Chairman, for whom the Compensation Committee uses broad market surveys for comparative information to assist in evaluating his compensation.

2012 Executive Compensation

        Mix of Compensation.    For 2012, the Compensation Committee set the mix of base salary, cash performance awards and equity-based compensation as a percentage of total potential direct compensation for our named executive officers as follows:

Executive Chairman	Chief Executive Office	Other Named Executive Officers

        The mixture of pay elements described above represents our belief that executive officers should have elements of their compensation tied to both short and long-term objectives. This pay mixture is the result of our historical pay practices, recommendations by Meridian and executive management and Compensation Committee determinations. In determining compensation mix, the Compensation Committee considers how best to compensate the officer based on our strategic objectives that are most closely associated with the officer's role. Accordingly, Jon M. Huntsman's compensation is based in large part on the overall performance of the Company through a substantial annual cash performance award tied to our adjusted EBITDA, net operating cash flows and strategic objectives. In addition, we have traditionally granted Jon M. Huntsman less proportional equity due to his substantial ownership stake in the Company. Peter R. Huntsman's compensation, on the other hand, is weighted toward long-term equity-based awards as his role is to implement and oversee the long-term strategy of the Company and he is thus rewarded, in large part, on the long-term performance of our common stock.

        The "Total" compensation reported for each of our Executive Chairman and Chief Executive Officer in the Summary Compensation Table for 2012 represented an increase over 2011 "Total" compensation in the Summary Compensation Table. The majority of these increases were attributable to the amount of performance-based compensation received or that could be received in the form of annual cash incentive compensation for the Executive Chairman, and in the form of both annual cash incentive compensation and long-term equity incentive compensation for the Chief Executive Officer. The higher amounts of annual cash incentive compensation received during 2012, as reported in the "Non-Equity Incentive Compensation" column of the table, are substantially the result of increased company performance. The amounts actually realized by these executive officers with respect to the long-term equity incentive plan compensation awarded in 2012 may be greater or less than the amounts reported in the table, depending on the value of our stock when the awards vest or are exercised. The other primary factor in the increase in "Total" compensation for the Executive Chairman and the Chief Executive Officer was a significant change in the value of their pension benefits during the year resulting from increases in value and changes in certain assumptions except in the case of Mr. Turner who received a top-up payment that made up for benefits lost due to salary restrictions in the U.K.

        Annual Base Salary.    As part of its annual review cycle, in 2012 the Compensation Committee reviewed the annual base salary of each of our executive officers. The following table provides the base salary determinations for our named executive officers in fiscal years 2011 and 2012 and the percentage increase in their 2012 base salary from 2011:

	Base Salary		Percentage Increase From
Officer	2011	2012	2011 to 2012
Jon M. Huntsman	$1,200,000	$1,200,000	0%
Peter R. Huntsman	$1,500,000	$1,600,000	6.7%
J. Kimo Esplin(1)	$575,000	$592,300	3.0%
Anthony P. Hankins(1)	$750,000	$772,500	3.0%
Simon Turner(1)(2)	$426,897	$484,461	13.5%

(1)
Salary increases in 2012 for all named executive officers took effect as of April 1, 2012.

(2)
Mr. Turner's base salary is based on an exchange rate of 1 GBP to 1.5858 USD, being the exchange rate as of February 27, 2012. February 27, 2012 was an internal date used to estimate pro forma elements of compensation in 2012—a date in the first quarter is generally set for these purposes each year.

        In determining the base salary for each named executive officer in 2012, the Compensation Committee reviewed benchmark levels of compensation data for comparable executive officers within our peer group. The Compensation Committee increased the salary for Peter R. Huntsman to target the 75th percentile of salaries for comparable positions within our peer group and other chemical and general industrial companies and for Messrs. Esplin, Hankins and Turner to bring them within the range of median salaries for comparable positions within our peer group and other chemical and general industrial companies, while also taking into account each named executive officer's job responsibilities, performance and employment history and growth in their leadership role. Mr. Hankins' salary is higher than the median for comparable positions in our peer group to reflect his increased responsibilities in his additional role as CEO Asia Pacific. Mr. Turner received a larger salary increase than our other named executive officers in part due to his leadership in the transformation of our Pigments business, to reflect the increased importance of the business to our company and to recognize the significantly improved results in that business (a 136% improvement in adjusted EBITDA in 2011 compared to 2010).

        Annual Incentive Program.    Our annual incentive compensation program for 2012 provided for target cash performance awards of 140% base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers (other than the Executive Chairman), with maximum possible cash performance awards set at 280% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers.

        Beginning in 2012, the Compensation Committee determined to make certain changes to the annual cash performance award evaluation process for the Executive Chairman. Specifically, the Compensation Committee changed the performance goals for the Executive Chairman's cash performance award such that it was based on the achievement of two equally weighted objective performance measures: (i) financial goals, consisting of corporate adjusted EBITDA and net operating cash flow; and (ii) strategic components established by the Compensation Committee, including overseeing the governance and activities of the Board of Directors; contributing to the development and execution of the Company's strategic plan; supporting the development of the Company's executive leadership team; representing the Company in dealings with shareholders, customers, suppliers, at industry activities, and with other stakeholders and interested parties; and promoting the Company's mission and values. In prior years, the amount of the Executive Chairman's annual cash performance award was determined at the discretion of the Compensation Committee based on its subjective evaluation of the Executive Chairman's performance. The Compensation Committee added these objective performance criteria to the Executive Chairman's annual incentive award formula to more directly align his compensation with the financial achievement of our company as well as to incentivize his efforts in other important areas related to his responsibilities. The Compensation Committee also increased Peter R. Huntsman's target incentive award percentage based on their desire to increase his target compensation to at or around the 75th percentile in order to reward him for company performance and in consideration of his filling a dual role as a chief operating officer

        The target and maximum cash performance award amounts for the named executive officers were set to generally align within the total compensation median of those amounts for comparable executive positions within our peer group and other chemical and general industrial companies (other than the Executive Chairman and Chief Executive Officer who are targeted at the 75th percentile). Potential payout of individual cash performance awards was dependent upon both company performance and individual contributions to our success. The Executive Chairman has a higher proportion of his total potential compensation from cash performance awards than from long-term equity-based compensation due to his existing substantial ownership stake in the Company.

        2012 Target Incentive Award Opportunities.    The following table summarizes the cash performance award targets, performance components and corresponding weightings for each of our named executive officers for 2012 cash performance awards.

Officer	Target Incentive Award	Maximum Possible Incentive Award	Performance Components	Weightings
Jon M. Huntsman	n/a	$6,800,000	Corporate adjusted EBITDA and corporate net operating cash flow	50%
			Achievement of strategic objectives	50%
Peter R. Huntsman	$2,240,000	$4,480,000	Corporate adjusted EBITDA	60%
			Debt reduction, corporate net operating cash flow and compliance	20%
			Individual performance	20%
J. Kimo Esplin	$355,380	$710,760	Corporate adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Corporate Shared Services Fixed Costs	20%
			Compliance	20%
			Individual performance	10%
Anthony P. Hankins	$463,500	$927,000	Corporate adjusted EBITDA	20%
			Polyurethanes adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%
Simon Turner	$290,677	$581,354	Corporate adjusted EBITDA	20%
			Pigments Adjusted EBITDA	30%
			Corporate net operating cash flow	20%
			Compliance	20%
			Individual performance	10%

        The Compensation Committee selected each specific performance measure for use in the annual incentive program because of its importance to our operations. To obtain the maximum possible incentive award, an executive was required to achieve the maximum on all applicable performance measures, including individual performance. The Compensation Committee used different weightings for each named executive officer in order to align annual incentives with the performance measures most relevant to each officer and most within the particular officer's control. Each performance measure is described in greater detail below.

        2012 Financial Performance Measures and Performance Goals.    The financial component of the annual incentive program encompassed four discrete performance measures: adjusted EBITDA, debt reduction, corporate net operating cash flow and shared services fixed costs. The Compensation Committee used corporate and divisional adjusted EBITDA targets because both the Compensation Committee and our company believe that adjusted EBITDA is the primary measure by which our stockholders measure the financial performance of our company, thereby aligning the interests of management with the interests of our stockholders. Adjusted EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. The adjusted EBITDA measure used in connection with evaluation of cash performance awards is adjusted on the same basis and for the same factors as the adjusted EBITDA reported in our fiscal year-end earnings release.

        Corporate adjusted EBITDA was calculated by eliminating the following from EBITDA: loss on early extinguishment of debt; certain legal settlements and related expenses; EBITDA from discontinued operations; acquisition expenses; expenses associated with the Terminated Merger and related litigation; gain on disposition of businesses/assets; extraordinary (gain) loss on the acquisition of a business; loss (gain) on initial consolidation of subsidiaries; and restructuring, impairment and plant closing and transition costs (credits).

        Beyond corporate and divisional adjusted EBITDA, the Compensation Committee also identified corporate net operating cash flow as an important objective for 2012. The Company has long maintained a strategic goal of reducing its debt and maintaining adequate liquidity, which is directly impacted by net operating cash flow. Achievement of the corporate net operating cash flows target constituted 20% of the possible cash performance award for all named executive officers other than the Executive Chairman and the Chief Executive Officer.

        For Mr. Esplin in 2012, shared services fixed costs was identified as an important performance goal. Shared services fixed costs measures whether all departments shared at a corporate level by all of our businesses meet, exceed or fall short on yearly budget projections. The Compensation Committee established this goal for Mr. Esplin because he supervises many shared services departments and reducing costs at a corporate level was important to our strategic objectives for 2012.

        For 2012, the Compensation Committee established threshold, target and maximum performance goals for each of the following performance measures to be achieved by our company and its divisions:

	2012 (in millions)
Performance Criteria	Threshold Goal (75% of target)	Target Goal (100% of target)	Maximum Goal (120% of target)
Corporate adjusted EBITDA	$930	$1,240	$1,488
Corporate net operating cash flow	$230	$306	$367
Polyurethanes adjusted EBITDA	$402	$536	$643
Pigments adjusted EBITDA	$315	$420	$504

Performance Criteria	Threshold Goal (90% of target)	Target Goal (100% of target)	Maximum Goal (110% of target)
Shared services fixed costs	$402	$365	$329

        At achievement of 75% or less of the applicable target for these components (90% or less for shared services fixed costs), we would not pay the executive any incentive amount for that component. We scale the incentive amounts we pay for each component for achievement of percentages of target goal from 75% to 120% based on a linear progression between these points (from 90% to 110% for shared services fixed costs). In addition, if we achieve corporate adjusted EBITDA of less than 85% of the target goal, the payouts for all other components are capped at their target levels. If corporate adjusted EBITDA is less than 75% of target, then payment of any other component of the incentive award is at the discretion of our Chief Executive Officer and the Compensation Committee. The Compensation Committee believes that requiring a minimum adjusted EBITDA threshold be met to receive a cash performance award both aligns executives' interests with those of stockholders and prevents excessive cash performance award payments in times when our financial performance fails to meet our expectations.

        2012 Financial Performance.    The 2012 targets were designed to require significant effort to achieve, yet to be realistic enough to incentivize our executive officers' performance. For example, despite a strong year in 2011 and projections of economic headwinds in 2012, the Compensation Committee set the corporate adjusted EBITDA target for 2012 at 102% of 2011 achievement.

        For 2012, actual performance and performance as a percentage of targets were as follows:

Performance Criteria	2012 Performance (in millions)	Percentage of target
Corporate adjusted EBITDA	$1,396	113%
Corporate net operating cash flow	$463	151%
Polyurethanes adjusted EBITDA	$772	135%
Pigments adjusted EBITDA	$362	84%
Shared services fixed costs	$347	105%

        2012 Compliance Performance Measures, Goals and Performance.    The compliance component of the annual incentive program encompassed three discrete performance measures: (i) compliance with rules promulgated under the Sarbanes-Oxley Act of 2002 ("SOX") and corporate policies, (ii) environmental performance objectives and (iii) injury reduction objectives. All of our executive officers other than our Executive Chairman had performance objectives in these three areas. The Compensation Committee tied a portion of the executive officers' cash performance award to performance in these critical areas because it believes that this practice discourages risk-taking that might focus excessively on short-term profits at the sacrifice of the long-term health of our company.

        In 2012, achievement of the SOX and corporate policies objective constituted 6.7% of the total incentive award for all named executive officers subject to this component other than our Chief Executive Officer. For 2012, the Compensation Committee established this compliance target as the fulfillment of all required training on corporate policies, the absence of any material weakness in our company's 404 audit as determined by the independent audit firm Deloitte & Touche LLP and the achievement of process safety management targets. As required training on corporate policies was completed, no material weakness in Company's 404 audit was identified and the other objectives were achieved, this objective was achieved at or above target by all named executive officers subject to this component.

        In addition, each named executive officer subject to this component other than our Chief Executive Officer also had 6.7% of his annual incentive compensation eligibility tied to environmental performance objectives and 6.7% tied to injury reduction objectives (collectively referred to as "EH&S objectives"). For Mr. Esplin, these EH&S objectives related to the performance of our entire company and were determined by the Compensation Committee to be achieved above target on the environmental performance objectives and above target on the corporate recordable safety achievement for 2012. The EH&S objectives for Mr. Hankins related to only the EH&S performance of the Polyurethanes segment. Mr. Hankins was determined to be above target for both the environmental performance objectives and the safety objectives for 2012. Mr. Turner's EH&S objectives were focused on the Pigments segment and he was below the payout threshold on the safety objectives and above target for the environmental performance objectives. Messrs. Esplin, Hankins and Turner were each awarded for individual performance at target.

        For our Chief Executive Officer for 2012, compliance, net operating cash flow and debt reduction together comprised 20% of the total annual incentive award. Each sub-component within this category was not assigned a specific weighting consistent with our Compensation Committee's desire to preserve its discretion in weighting these sub-components relative to then-current business conditions. The Compensation Committee considered the EH&S objectives related to the performance of our entire company and recognized our Chief Executive Officer's contribution to our compliance programs and our record year performance in the case of corporate recordable safety achievement. Therefore, the Compensation Committee awarded our Chief Executive Officer the maximum incentive for which he was eligible for this portion of his annual incentive award. Our Chief Executive Officer also received the full amount available for the individual performance component of his cash performance award based on his contributions to the success of our company and his role in our operations where he fulfills many of the duties of a chief operating officer.

        2012 Annual Incentive Awards.    Based on the results discussed above for 2012, the Compensation Committee awarded the following cash performance awards, expressed as a percentage of base salary, to the named executive officers:

Officer	Percentage of Base Salary Earned
Peter R. Huntsman	250%
J. Kimo Esplin	100%
Anthony P. Hankins	110%
Simon Turner	74%

        In line with cash performance awards made to other named executive officers, the Executive Chairman earned 20.5% of his cash performance award (164% of the maximum available) based upon our record year for corporate adjusted EBITDA and 25% of the cash performance award (the maximum potential amount) based upon our improved net operating cash flow results. In addition to adjusted EBITDA and net operating cash flow, 50% of the Executive Chairman's annual cash performance award for 2012 was based on the achievement of strategic objectives including: overseeing the governance and activities of the Board of Directors; contributing to the development and execution of our strategic plan; supporting the development of our executive leadership team; representing us in dealings with shareholders, customers, suppliers, at industry activities, and with other stakeholders and interested parties; and promoting our mission and values. As the founder of the company with over 40 years experience in the chemical industry, the Executive Chairman also visited numerous customers with whom he retains important contacts. The Compensation Committee awarded the Executive Chairman the full amount for achievement of strategic objectives, noting the high number of meetings with potential strategic partners, key customers, governmental authorities and other valuable contacts initiated and/or attended by the Executive Chairman in 2012. They also noted initiatives led and proactive steps taken by the Executive Chairman as reflecting his fulfillment of the strategic objectives.

        For 2013, the Compensation Committee increased the Executive Chairman's maximum potential annual cash performance award to bring him closer to the 75th percentile based upon a review of the compensation levels at other general industrial companies and to provide him with appropriate incentives.

        Long-Term Equity-Based Compensation.    In determining the types and amounts of equity-based awards to grant to each executive officer in 2012, the Compensation Committee considered the value of the equity award made to each named executive officer in 2011, taking into account any expansion of duties and job responsibilities. The Compensation Committee also reviewed analyses provided by Meridian of the types and amounts of awards paid for similar positions at companies in our peer group and other chemical and general industrial companies. The Compensation Committee considered this information to provide a reference point as to how our named executive officers' award levels compare to the comparative companies. For 2012, grants were targeted at levels intended to represent an estimated potential value that, when combined with base salary and cash performance awards, would be near the peer group median value for total direct compensation (which includes base salary, cash performance awards and long-term equity-based compensation).

        The value of the awards approved by the Compensation Committee was then converted to a number of shares based on the grant date fair value of the respective award on the date of grant, with 50% of the value allocated to restricted stock awards and 50% of the value allocated to stock option awards (except with respect to Jon M. Huntsman who received only shares of restricted stock). The awards approved for the Chief Executive Officer and other named executive officers for 2012 were as follows:

Officer	Stock Options	Restricted Stock	Total Shares
Jon M. Huntsman	0	149,142	149,142
Peter R. Huntsman	393,082	186,428	579,510
J. Kimo Esplin	78,616	37,286	115,902
Anthony P. Hankins	58,962	27,964	86,926
Simon Turner	62,893	29,828	92,721

        The restricted stock and stock option awards granted in 2012 are each subject to a three year ratable annual vesting schedule that requires continued service of the named executive officer for a continuous three year period following the date of grant of the award in order to become fully vested in the award. Additional details regarding these grants are provided under "Executive Compensation—Grants of Plan-Based Awards in Fiscal 2012" below. None of the awards granted in 2012 provide for automatic accelerated vesting upon any specified termination of employment events or upon a change in control. See "—Potential Payments Upon Termination or Change in Control" below for more information.

        For 2013, the Compensation Committee increased Peter R. Huntsman's long-term incentive award to bring him closer to the targeted 75th percentile.

Compensation Policies and Practices as they Relate to Risk Management

        The Compensation Committee believes that our compensation programs have been appropriately designed to provide a level of incentives that does not encourage our executive officers and employees to take unnecessary risks in managing their respective business divisions or functions and carrying out their employment responsibilities. As discussed above, a substantial portion of our executive officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success and features a cap on the maximum amount that can be earned in any single year. In addition, we measure performance on a variety of criteria other than Company profit to determine an executive's cash performance award, such as environmental, health and safety goals, cost saving initiatives and corporate compliance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of the long-term health of our company. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. Our executive stock ownership guidelines further support this long-term focus by requiring our executives to personally own and hold significant levels of our stock. In addition, we intend to implement a claw back policy once SEC regulations are final to discourage risk-taking that focuses excessively on short-term financial performance. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.

Equity Ownership Policy

        The Board has adopted Director and Executive Stock Ownership Guidelines (the "Guidelines"), which apply to our named executive officer as well as our directors and other executive officers. The Guidelines were amended and restated in 2012 to provide for annual adjustment of the required ownership level due to changes in annual retainer or base salary, as applicable, and the price of our common stock. The purpose of the Guidelines is to more closely align our directors' and executives' interests with our stockholders' and to encourage them to make decisions that will be in our long-term best interests—through all industry cycles and market conditions. The Guidelines require current directors and executive officers to achieve and maintain share ownership levels of our stock equal to five times base salary for the Chief Executive Officer, two times base salary for all other executive officers and three times annual retainer for directors. The stock ownership requirement is based on the participant's base salary or annual retainer (as applicable) and the closing stock price on July 15 of each calendar year, and typically changes from year to year as a result of changes in annual retainer or base salary and the price of our stock. Shares that count toward satisfaction of the ownership requirement under the Guidelines include:

  •
  shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  shares held in trust or under a similar arrangement for the economic benefit of the participant;

  •
  restricted stock issued as part of a participant's long-term compensation, whether or not vested; and

  •
  shares, acquired upon option exercise, that the participant continues to hold.

        During any year in which a participant's ownership target is not met, he or she is required to retain at least 50% of net shares delivered through our Stock Incentive Plan ("net shares" means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for payment of the exercise price of stock options). Shares acquired by a participant prior to application of the Guidelines to such participant are not subject to the retention restriction. Exclusions for estate planning, gifts to charity, education and primary residence apply to the retention requirement. In addition, hardship exemptions may be available in rare instances. A copy of the Guidelines is available on our website at www.huntsman.com.

        As of March 8, 2013, all of our named executive officers and directors were in compliance with the Guidelines. The following table provides the minimum share ownership target of each named executive officer and the percentage of the ownership guideline achieved by the officer as of the determination date:

Officer / Director	Ownership	Share Ownership Target	% of Guideline Achieved
Jon M. Huntsman	2x	174,800	100%
Peter R. Huntsman	5x	546,200	100%
J. Kimo Esplin	2x	73,400	100%
Anthony P. Hankins	2x	78,300	100%
Simon Turner	2x	53,900	100%

 Prohibited Transactions

        Our Insider Trading Policy includes trading restrictions for all employees, directors and related persons preventing such persons from engaging in short-term, hedging or speculative transactions in our securities. Such persons may not execute transactions in short sales, options, such as puts and calls, or any other derivative securities or margin accounts. In addition, while we do not prohibit pledging shares, persons subject to the policy must exercise caution when holding securities in a margin account where such securities may be pledged as collateral.

Accounting and Tax Treatment of the Elements of Compensation

        We account for stock-based awards, including stock options and restricted stock awards, in accordance with FASB ASC Topic 718 Compensation-Stock Compensation ("FASB ASC Topic 718") (formerly Statement of Financial Accounting Standards No. 123R).

        The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation—while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

        In making its compensation decisions, the Compensation Committee has considered the implications of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our Chief Executive Officer and the other three most highly compensated senior executive officers (other than our Chief Executive Officer and Chief Financial Officer), unless the compensation is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. As a result, the Compensation Committee designs much of the total compensation packages for the named executive officers to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible within Section 162(m) when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy or where achieving maximum tax deductibility would not be in our best interest.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed Huntsman Corporation's Compensation Discussion and Analysis for the fiscal year ended December 31, 2012 as set forth above with Huntsman management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

  COMPENSATION COMMITTEE,

  Nolan D. Archibald, Chair
  Wayne A. Reaud
  Alvin V. Shoemaker

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table details compensation earned in the fiscal years ending 2012, 2011 and 2010 by our named executive officers. Our compensation policies are discussed in "Compensation Discussion and Analysis" above.

Name and Principal Position	Year	Salary	Bonus	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value & nonqualified deferred compensation earnings(4)	All other compensation(5)	Total
Jon M. Huntsman	2012	$1,200,000	—	$2,000,000	—	$6,494,000	$1,434,056	$274,343	$11,402,399
Executive Chairman of the Board	2011	$1,200,000	$4,650,000	$2,000,000	—	—	$510,083	$381,594	$8,741,677
	2010	$1,200,000	$3,000,000	$1,000,000	—	—	$352,041	$286,582	$5,838,623
Peter R. Huntsman	2012	$1,575,000	—	$2,500,000	$2,500,000	$4,000,600	$2,581,548	$637,952	$13,795,100
President, CEO & Director	2011	$1,500,000	—	$2,000,000	$2,000,000	$2,655,200	$1,544,518	$465,892	$10,165,610
	2010	$1,500,000	—	$2,450,000	$1,050,000	$3,000,000	$1,115,375	$493,053	$9,608,428
J. Kimo Esplin	2012	$587,975	—	$500,000	$500,000	$594,100	$438,697	$140,481	$2,761,253
Executive VP and CFO	2011	$557,300	—	$500,000	$500,000	$340,600	$285,523	$106,120	$2,289,543
	2010	$504,200	—	$525,000	$225,000	$401,100	$232,134	$153,177	$2,040,611
Anthony P. Hankins(6)	2012	$766,875	—	$375,000	$375,000	$848,200	$188,703	$445,779	$2,999,557
CEO Asia Pacific and Division	2011	$696,000	—	$500,000	$500,000	$450,000	$2,629,244	$276,276	$5,051,520
President, Polyurethanes	2010	$537,600	—	$525,000	$225,000	$314,200	$1,016,074	$348,185	$2,966,059
Simon Turner(7)	2012	$489,689	—	$400,000	$400,000	$357,281	$2,988,544	$121,426	$4,756,940
Division President, Pigments	2011	$421,477	$184,761	$426,250	$426,250	$440,100	$333,236	$129,612	$2,361,686

(1)
This column reflects the aggregate grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of stock-based awards, fair value is calculated using the closing price of our stock on the date of grant. For information on the valuation assumptions with regard to restricted stock expenses, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2012, 2011 or 2010, respectively, as filed with the SEC. These amounts reflect the fair value of the restricted stock awards on the date of grant and may not correspond to the actual value that will be recognized by the named executive officers.

(2)
This column reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The fair value of each stock option award is determined on the date of the grant using the Black-Scholes valuation model. For information on the valuation assumptions regarding option awards, refer to the notes to our financial statements in our annual report on Form 10-K for the applicable year ended 2012, 2011 or 2010, respectively, as filed with the SEC.

(3)
This column reflects the cash performance awards that were earned for 2012. For 2012, all named executive officers, except Mr. Turner, were paid a portion of their cash performance award during the fourth quarter of 2012 and the remaining portion of such awards was paid during the first quarter of 2013. These awards are discussed in further detail under "Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Program" and "—2012 Executive Compensation—Annual Incentive Program."

(4)
This column reflects the amount of any change in pension value in 2012 for each of the named executive officers. See "—Pension Benefits in Fiscal 2012" for additional information, including the present value assumptions used in this calculation. None of the named executive officers had above-market or preferential earnings on non-qualified deferred compensation during 2012. See "—Nonqualified Deferred Compensation in Fiscal 2012" for additional information.

(5)
The methodology used to compute the aggregate incremental cost of perquisites and other personal benefits for each individual named executive officer is based on the total cost to our company when the total cost of those perquisites and personal benefits exceeds $10,000 in the aggregate for a named executive officer. The table below details the components reported in the "All other compensation" column of the Summary Compensation Table for 2012. Amounts in the table were either paid directly by us or were reimbursed by us to the named executive officers.

						Company Contributions
Name	Personal Use Auto	Personal Use Aircraft	Air Travel Allowance	Foreign Assignment	Loan Balance	401(k) Plan	Supp Savings Plan	Money Purchase Pension	SEMPP	UK DB Pension	UK DC Pension	Tax Gross-up	Total
Jon M. Huntsman(a)	$3,496	$270,847	—	—	—	—	—	—	—	—	—	—	$274,343
Peter R. Huntsman(b)	$0	$18,090	—	—	—	$5,000	$3,500	$20,000	$582,736	—	—	$8,626	$637,952
J. Kimo Esplin(c)	$8,399	—	$2,000	—	—	$5,000	$20,712	$20,000	$82,846	—	—	$1,524	$140,481
Anthony P. Hankins(d)	—	—	—	$112,869	—	$5,000	$15,003	$20,000	$124,198	$58,587	—	$110,122	$445,779
Simon Turner(e)	$15,151	—	—	—	$5,286	—	—	—	—	—	$92,811	$8,178	$121,426

(a)
The cost to us for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 79.2 personal flight hours used by Jon M. Huntsman during 2012. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(b)
The cost to us for personal use of our aircraft is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to us by number of flight hours used. We followed a quarterly cost calculation method to account for the 5.4 personal flight hours used by Peter R. Huntsman during 2012. During 2012, we contributed $586,236 in the aggregate to the SEMPP and Supplemental Savings Plan on Mr. Peter R. Huntsman's behalf and have included this total amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $8,626 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits.

(c)
During 2012, we contributed $103,558 in the aggregate to the SEMPP and Supplemental Savings Plan on Mr. Esplin's behalf and have included this amount in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $1,524 to gross-up Medicare taxes associated with our contributions to these plans. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Perquisites—Company Car" for additional information regarding personal use auto benefits, and see "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2012—Air Travel Allowance" for additional information regarding air travel allowance benefits.

(d)
As a citizen of the U.K. with residence in the U.S., we incurred foreign assignment costs on Mr. Hankins' behalf during 2012 that included $50,740 in housing allowances and costs and $62,129 for perquisites and international location allowance. During 2012, we contributed $58,587 to the defined benefit Huntsman Pension Scheme on Mr. Hankins' behalf and incurred $33,604 to gross-up taxes associated with our contribution to this plan. During 2012, we contributed $139,201 in the aggregate to the SEMPP and Supplemental Savings Plans on Mr. Hankins' behalf and have included this in our Nonqualified Deferred Compensation Table below. Associated with the SEMPP and Supplemental Savings Plan, we incurred $2,048 to gross-up Medicare taxes associated with our contributions to these plans. In addition, we incurred $108,074 in tax gross-ups and equalization associated with Mr. Hankins' foreign assignment.

(e)
During 2012, we contributed $92,811 in the aggregate on Mr. Turner's behalf to the Huntsman UK Pension Plan, which is a qualified defined contribution retirement plan available to certain of our U.K. employees. Associated with the nonqualified Huntsman Global Pension Scheme, we incurred $8,178 to gross-up taxes associated with our contributions to this plan. Mr. Turner's compensation is based on an exchange rate of 1 GBP to 1.5858 USD, being the exchange rate as of February 27, 2012 (which is the internal date used to estimate pro forma elements of compensation).
(6)
For reporting purposes, the 2012 pension value for Mr. Hankins' has been converted using an exchange rate of 1 GBP to 1.5858 USD being the exchange rate as of February 27, 2012 (which is the internal date used to estimate pro forma elements of compensation).

(7)
For reporting purposes, the 2012 values for Mr. Turner have been converted using an exchange rate of 1 GBP to 1.5858 USD, being the exchange rate as of February 27, 2012 (which is the internal date used to estimate pro forma elements of compensation).

Grants of Plan-Based Awards in Fiscal 2012

        The following table provides information about non-equity cash performance awards granted through our annual incentive program and equity awards granted through our Stock Incentive Plan to the named executive officers in 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
							Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
	Grant Date				All Other Stock Awards(2)	All Other Option Awards(3)
Name		Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	($/Sh)	($)
Jon M. Huntsman	02/01/12	—	—	$6,800,000	149,142	—	—	$2,000,000
Peter R. Huntsman	02/01/12	$0	$2,240,000	$4,480,000	—	—	—	—
	02/01/12	—	—	—	186,428	—	—	$2,500,000
	02/01/12	—	—	—	—	393,082	$13.41	$2,500,000
J. Kimo Esplin	02/01/12	$0	$355,380	$710,760	—	—	—	—
	02/01/12	—	—	—	37,286	—	—	$500,000
	02/01/12	—	—	—	—	78,616	$13.41	$500,000
Anthony P. Hankins	02/01/12	$0	$463,500	$927,000	—	—	—	—
	02/01/12	—	—	—	27,964	—	—	$375,000
	02/01/12	—	—	—	—	58,962	$13.41	$375,000
Simon Turner	02/01/12	$0	$290,677	$581,354	—	—	—	—
	02/01/12	—	—	—	29,828	—	—	$400,000
	02/01/12	—	—	—	—	62,893	$13.41	$400,000

(1)
This column shows cash performance awards granted to our named executive officers under our annual incentive program for 2012. See the chart and accompanying narrative disclosure in "Compensation Discussion and Analysis—2012 Executive Compensation—Annual Incentive Program" for additional information with respect to these amounts.

(2)
This column shows the number of restricted shares granted under the Stock Incentive Plan to the named executive officers in 2012. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share, and each restricted share entitles the individual to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock.

(3)
This column shows the number of nonqualified options granted under the Stock Incentive Plan to the named executive officers in 2012. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date.

(4)
The exercise price of the nonqualified options disclosed in this column is equal to the closing price of our common stock on the New York Stock Exchange on the date of grant.

(5)
This column shows the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. These awards are not subject to performance conditions.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2012

        The following is a discussion of material factors necessary to obtain an understanding of the information disclosed under "—Summary Compensation Table" and "—Grants of Plan-Based Awards in Fiscal 2012."

  Foreign Assignment

        Consistent with the Company's foreign assignment policy, Mr. Hankins receives payments in connection with his foreign assignment to work in the United States. For more information regarding Mr. Hankins' letter agreement with our subsidiary, detailing the terms of his foreign assignment, please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Agreements" above.

  Air Travel Allowance

        Pursuant to our Business Expense and Travel Policy, we offer all employees the opportunity to receive an air travel allowance to encourage cost savings to us. When an employee is authorized to fly business class but chooses to fly coach class, the Company pays the employee an amount equal to half the difference between the lowest roundtrip business class ticket and the fare paid up to a maximum of $2,000.

  Annual Cash Performance Incentive Awards

        For the named executive officers (other than Jon M. Huntsman who was eligible for a maximum award of $6.8 million), our annual incentive program for 2012 provided for target cash performance awards of 140% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers, with maximum possible annual incentive compensation set at 280% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers. Potential payout of individual cash performance awards was dependent upon both company performance and individual contributions to our success. The performance measures were selected for use in the annual incentive program because of their importance to our operations. See "—2012 Executive Compensation—Annual Incentive Program" for more information regarding the applicable performance measures. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the applicable performance components and for their individual performance.

        Based on the results for 2012, the Compensation Committee awarded the following cash performance awards to the named executive officers:

Officer	Percentage of Base Salary Earned
Peter R. Huntsman	250%
J. Kimo Esplin	100%
Anthony P. Hankins	110%
Simon Turner	74%

        Jon M. Huntsman's annual incentive award includes objective performance and strategic criteria but does not include a target award as a percentage of his base salary. For 2012, Jon M. Huntsman was awarded a cash performance award equal to 95.5% of his maximum potential award amount, or $6,494,000. See "—2012 Executive Compensation—Annual Incentive Program" for more information regarding this award. The dollar amounts actually paid to the named executive officers as cash performance awards for 2012 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

  Equity Awards under the Stock Incentive Plan

        For executive officers, other than Jon M. Huntsman, we grant awards of restricted stock and stock options. We grant Jon M. Huntsman an award of restricted stock only. Restricted stock awards vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted share entitles the individual to vote such share and to accrue quarterly payments by us equal to the quarterly dividend on one share of our common stock. The option awards vest ratably in three equal annual installments and become exercisable beginning on the first anniversary of the grant date. See "—Potential Payments upon Termination or Change in Control" for the treatment of equity awards in certain termination scenarios and upon the occurrence of a change in control.

  Explanation of Amount of Salary and Cash Performance Awards in Proportion to Total Compensation

        The key elements of direct compensation for the named executive officers in 2012 were base salary, cash performance awards and equity-based compensation. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as to preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay each year to best support our objectives. The mix of these elements during 2012 for each of the named executive officers is illustrated in more detail under "Compensation Discussion and Analysis—2012 Executive Compensation."

Outstanding Equity Awards at 2012 Fiscal Year-End

        The following table provides information on the current holdings of stock options and stock awards by the named executive officers from our Stock Incentive Plan. The market value of the stock awards is based on the closing market price of our stock on December 31, 2012, which was $15.90.

		Option Awards(1)				Stock Awards(2)
		Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock that have not vested
							Market Value of Shares or Units of Stock that have not vested(3)
	Date of Award			Option Exercise Price	Option Expiration Date
Name		Exercisable	Unexercisable
		(#)	(#)	($)		(#)	($)
Jon M. Huntsman(4)	02/01/12	—	—	—	—	149,142	$2,371,358
	02/02/11	—	—	—	—	75,800	$1,205,220
	02/23/10	—	—	—	—	24,691	$392,587
Peter R. Huntsman(5)	02/01/12	—	393,082	$13.41	02/01/22	186,428	$2,964,205
	02/02/11	72,307	144,613	$17.59	02/02/21	75,800	$1,205,220
	02/23/10	100,143	50,072	$13.50	02/23/20	60,494	$961,855
	03/02/09	400,000	—	$2.59	03/02/19	—	—
	02/20/07	464,785	—	$20.66	02/20/17	—	—
	03/01/06	374,618	—	$20.50	03/01/16	—	—
	02/10/05	454,950	—	$23.00	02/10/15	—	—
J. Kimo Esplin(6)	02/01/12	—	78,616	$13.41	02/01/22	37,286	$592,847
	02/02/11	18,077	36,153	$17.59	02/02/21	18,950	$301,305
	02/23/10	21,459	10,730	$13.50	02/23/20	12,963	$206,112
	03/02/09	428,571	—	$2.59	03/02/19	—	—
	02/20/07	110,663	—	$20.66	02/20/17	—	—
	03/01/06	93,655	—	$20.50	03/01/16	—	—
	02/10/05	157,483	—	$23.00	02/10/15	—	—
Anthony P. Hankins(7)	02/01/12	—	58,962	$13.41	02/01/22	27,964	$444,628
	02/02/11	18,077	36,153	$17.59	02/02/21	18,950	$301,305
	02/23/10	21,459	10,730	$13.50	02/23/20	12,963	$206,112
	03/02/09	226,735	—	$2.59	03/02/19	—	—
	02/20/07	66,398	—	$20.66	02/20/17	—	—
	03/01/06	56,193	—	$20.50	03/01/16	—	—
	02/10/05	157,483	—	$23.00	02/10/15	—	—
Simon Turner(8)	02/01/12	—	62,893	$13.41	02/01/22	29,828	$474,265
	02/02/11	15,411	30,820	$17.59	02/02/21	16,155	$256,865
	02/23/10	14,306	7,153	$13.50	02/23/20	8,642	$137,408
	03/02/09	153,061	—	$2.59	03/02/19	—	—
	02/20/07	22,133	—	$20.66	02/20/17	—	—
	03/01/06	18,731	—	$20.50	03/01/16	—	—
	02/10/05	13,998	—	$23.00	02/10/15	—	—

(1)
Option awards vest and become exercisable ratably in three equal annual installments on the first three anniversaries of each respective grant date. As of December 31, 2012, outstanding option awards granted on February 10, 2005, March 1, 2006, February 20, 2007, and March 2, 2009 are 100% vested. No option awards were granted in 2008. As of December 31, 2012, outstanding option awards granted February 23, 2010 are 66 2/3% vested and vest as to 100% on February 23, 2013. As of December 31, 2012, outstanding option awards granted on February 2, 2011 vest as to 66 2/3% on February 2, 2013, and as to 100% on February 2, 2014. Outstanding option award granted on February 1, 2012 vest as to 33 1/3% on February 1, 2013, as to 66 2/3% on February 1, 2014, and as to 100% on February 1, 2015.

(2)
Restricted stock awards vest and lapse their associated restrictions ratably in three equal annual installments on the first three anniversaries of each respective grant date. Restricted stock awards have generally been granted on the same day as option awards and vest on the same schedule as footnoted for option awards above. As of December 31, 2012, restricted stock awards granted on February 1, 2012 vest as to 33 1/3% on February 1, 2013, as to 66 2/3% on February 1, 2014, and as to 100% on February 1, 2015.

(3)
The market value of unvested restricted stock reported in this column is calculated by multiplying $15.90, the closing market price of our stock at the end of 2012, by the number of unvested restricted shares as of December 31, 2012 for each grant listed above.

(4)
Jon M. Huntsman was not awarded stock or option awards from the date of our initial public offering through the end of 2009. On February 23, 2010, we granted Jon M. Huntsman 74,074 shares of restricted stock. On February 2, 2011, we granted Jon M. Huntsman 113,701 shares of restricted stock, and on February 1, 2012, we granted Jon M. Huntsman 149,142 shares of restricted stock.

(5)
On February 23, 2010, we granted Peter R. Huntsman 150,215 options at an exercise price of $13.50, and 181,481 shares of restricted stock. On February 2, 2011, we granted Peter R. Huntsman 216,920 options at an exercise price of $17.59, and 113,701 shares of restricted stock. On February 1, 2012, we granted Peter R. Huntsman 393,082 options at an exercise price of $13.41, and 186,428 shares of restricted stock.

(6)
On February 23, 2010, we granted Mr. Esplin 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock. On February 2, 2011, we granted Mr. Esplin 54,230 options at an exercise price of $17.59, and 28,425 shares of restricted stock. On February 1, 2012, we granted Mr. Esplin 78,616 options at an exercise price of $13.41, and 37,286 shares of restricted stock.

(7)
On February 23, 2010, we granted Mr. Hankins 32,189 options at an exercise price of $13.50, and 38,889 shares of restricted stock. On February 2, 2011, we granted Mr. Hankins 54,230 options at an exercise price of $17.59, and 28,425 shares of restricted stock. On February 1, 2012, we granted Mr. Hankins 58,962 options at an exercise price of $13.41, and 27,964 shares of restricted stock.

(8)
On February 23, 2010, we granted Mr. Turner 21,459 options at an exercise price of $13.50, and 25,926 shares of restricted stock. On February 2, 2011, we granted Mr. Turner 46,231 options at an exercise price of $17.59, and 24,233 shares of restricted stock. On February 1, 2012, we granted Mr. Turner 62,893 options at an exercise price of $13.41, and 29,828 shares of restricted stock.

Option Exercises and Stock Vested During Fiscal 2012

        The following table presents information regarding the vesting during 2012 of restricted stock awards previously granted to the named executive officers. No exercises of stock options by named executive officers occurred during 2012.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jon M. Huntsman	62,592	$841,810
Peter R. Huntsman	231,727	$3,177,231
J. Kimo Esplin	85,501	$1,177,703
Anthony P. Hankins	71,988	$990,143
Simon Turner	50,504	$694,099

(1)
All named executive officers receive restricted stock awards. The following tabular disclosure provides information regarding the market value of the underlying shares on the vesting date and the number of shares that were withheld in connection with each transaction to satisfy tax obligations.

				Restricted Stock Vested		Shares Withheld for Tax Obligation		Net Shares Issued
Name	Grant Date	Vest Date	Closing Price on Vest Date	(#)	Value Realized	(#)	Value Paid	(#)	Market Value
Jon M. Huntsman	02/02/11	02/02/12	$13.39	37,901	$507,494	11,952	$160,037	25,949	$347,457
	02/23/10	02/23/12	$13.54	24,691	$334,316	7,766	$105,152	16,925	$229,165

				62,592	$841,810	19,718	$265,189	42,874	$576,622
Peter R. Huntsman	02/02/11	02/02/12	$13.39	37,901	$507,494	10,025	$134,235	27,876	$373,260
	02/23/10	02/23/12	$13.54	60,493	$819,075	18,413	$249,312	42,080	$569,763
	03/02/09	03/02/12	$13.88	133,333	$1,850,662	48,600	$674,568	84,733	$1,176,094

				231,727	$3,177,231	77,038	$1,058,115	154,689	$2,119,117
J. Kimo Esplin	02/02/11	02/02/12	$13.39	9,475	$126,870	3,177	$42,540	6,298	$84,330
	02/23/10	02/23/12	$13.54	12,963	$175,519	4,079	$55,230	8,884	$120,289
	03/02/09	03/02/12	$13.88	63,063	$875,314	23,574	$327,207	39,489	$548,107

				85,501	$1,177,703	30,830	$424,977	54,671	$752,726
Anthony P. Hankins	02/02/11	02/02/12	$13.39	9,475	$126,870	2,626	$35,162	6,849	$91,708
	02/23/10	02/23/12	$13.54	12,963	$175,519	3,429	$46,429	9,534	$129,090
	03/02/09	03/02/12	$13.88	49,550	$687,754	16,278	$225,939	33,272	$461,815

				71,988	$990,143	22,333	$307,530	49,655	$682,613
Simon Turner	02/02/11	02/02/12	$13.39	8,078	$108,164	4,201	$56,251	3,877	$51,913
	02/23/10	02/23/12	$13.54	8,642	$117,013	4,494	$60,849	4,148	$56,164
	03/02/09	03/02/12	$13.88	33,785	$468,922	17,568	$243,844	16,216	$225,078

				50,504	$694,099	26,263	$360,944	24,241	$333,155

 Pension Benefits in Fiscal 2012

        The table below sets forth information on the pension benefits for the named executive officers under our pension plans, each of which is more fully described in the narrative following the table. The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2012 for the named executive officer under each plan based upon the assumptions described below.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
		(#)	($)	($)
Jon M. Huntsman	Huntsman Defined Benefit Pension Plan	35.167	$103,119	$9,935
	Supplemental Executive Retirement Plan		$2,308,611	$3,137,512
Peter R. Huntsman	Huntsman Defined Benefit Pension Plan	29.417	$736,597	—
	Supplemental Executive Retirement Plan		$9,381,151	—
J. Kimo Esplin	Huntsman Defined Benefit Pension Plan	18.417	$454,413	—
	Supplemental Executive Retirement Plan		$1,413,886	—
Anthony P. Hankins(3)	Huntsman Pension Scheme (U.K.)	33.225	$6,559,021	—
Simon Turner(4)	Tioxide Pension Fund	22.833	$706,863	—
	Huntsman Global Pension Scheme		$616,547	—
	Huntsman Top-Up Payment		$2,800,664	—

(1)
The number of years of service credited to the named executive officer is determined using the same pension plan measurement date used for financial statement reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our consolidated financial statements included in our 2012 Annual Report.

(2)
The actuarial present value of the accumulated benefits is determined using the same pension plan measurement date and assumptions as used for financial reporting purposes. These assumptions are discussed in "Note 17. Employee Benefit Plans" to our consolidated financial statements included in our 2012 Annual Report. For purpose of performing these calculations, a normal retirement age of 65 was utilized for Messrs. Peter R. Huntsman and Esplin, and a normal retirement age of 62 was used for Messrs. Hankins and Turner. With the exception of Jon M. Huntsman, all accrued benefits are assumed payable at the plan's normal retirement age of 65 (earliest unreduced age). It is assumed that Jon M. Huntsman's benefits are payable immediately.

(3)
The Huntsman Pension Scheme (U.K.) was frozen to new participants as of February 29, 2012. Benefits for Mr. Hankins under this plan will only increase based on changes in salary.

(4)
During 2012, a top-up payment agreement was put in place that made up for benefits lost due to salary restrictions in the U.K and provides benefits under the Huntsman Global Pension Scheme based on his uncapped final salary.

        In the U.S., we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan. Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan was changed to a cash balance formula. The benefits accrued under the plan as of June 30, 2004 were used to calculate opening cash balance accounts. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Huntsman Pension Plan in 2012.

        The Huntsman Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan") is a non-qualified supplemental pension plan that provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin were participants in the Supplemental Executive Retirement Plan in

2012. The compensation taken into account for these named executive officers under the Supplemental Executive Retirement Plan includes amounts in excess of the qualified plan limitations. The Supplemental Executive Retirement Plan benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus cash performance awards, and (2) the benefit determined using base salary plus cash performance awards as limited by federal regulations.

        The Huntsman Pension Plan and the Supplemental Executive Retirement Plan are described in greater detail in "Compensation Discussion and Analysis" above. Both plans express benefits as a hypothetical cash balance account established in each participant's name.

        Under these plans, a participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and non-equity incentive plan compensation as described above under "—Summary Compensation Table." "Compensation" under the Huntsman Pension Plan is subject to the compensation limit applicable to tax-qualified plans of $250,000 for 2012. The benefit that would be available under the Huntsman Pension Plan, but for this limitation, is provided under the Supplemental Executive Retirement Plan. The applicable pay credit percentage ranges between 9% and 12% depending on the participant's combined age and years of service as of the start of each plan year. The 2012 pay credits for the Huntsman Pension Plan are $30,000 for Jon M. Huntsman, $26,250 for Peter R. Huntsman, and $22,500 for Mr. Esplin. The 2012 pay credits for the Supplemental Executive Retirement Plan are $1,368,048, $764,841, and $93,202 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin, respectively.

        "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. The 2012 interest credits for the Huntsman Pension Plan are $4,371 for Jon M. Huntsman, and $27,125 and $16,560 for Messrs. Peter R. Huntsman, and Esplin, respectively. The 2012 interest credits for the Supplemental Executive Retirement Plan are $46,136, $324,962, and $50,422 for Messrs. Jon M. Huntsman, Peter R. Huntsman and Esplin, respectively.

        Pursuant to the terms of the Huntsman Pension Plan, at termination of employment for any reason after having completed at least three years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. For participants in the prior Supplemental Executive Retirement Plan (including named executive officers Peter R. Huntsman and Mr. Esplin), the Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004. Under the prior plan provisions, the monthly basic benefit equaled one-twelfth of 1.4% of average earnings multiplied by pension service prior to January 1, 2000, plus 1.5% of average earnings multiplied by pension service after January 1, 2000, less 50% of the Social Security benefit prorated by pension service, payable as a life annuity to the participant. The prior Supplemental Executive Retirement Plan mirrored the benefit from the Huntsman Pension Plan. For participants taking an annuity, early retirement reductions apply if retirement occurs before normal retirement age (defined as age 65 with 5 years of service) and on or after the earlier of (1) both attaining age 50 and age plus vesting service equal to 80 or more, or (2) age 55 with 10 years of vesting service. The effect of these reductions is to reduce the annuity amount paid by 5% per year for each year beginning at age 59 until age 50 where the amount paid would be 50%.

        Vested benefits under the Supplemental Executive Retirement Plan are paid 30 days following a participant's separation from service, unless the participant is a "specified employee" for purposes of Section 409A of the Internal Revenue Code ("Section 409A"), in which case payment will be delayed for six months. Vested benefits are paid in a single cash lump sum unless the participant elects: (1) a life annuity, (2) a life annuity with payments guaranteed for 120 months, or (3) a joint and survivor annuity providing survivor benefits equal to 50 or 100 percent (as elected by the participant) of the annuity payable to the participant. Benefits are unvested until the earlier to occur of: (1) completion of ten years of service, (2) termination on account of death, "Disability," on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." Each named executive officer is fully vested in his benefit under the Supplemental Executive Retirement Plan. Jon M. Huntsman is currently receiving distributions from his Supplemental Executive Retirement account in connection with his prior retirement from the Company in 2001. Jon M. Huntsman continued to serve as Chairman of the Board from that time until 2009, when we entered into a new employment arrangement with him whereby he serves as our Executive Chairman.

        "Disability" under the Huntsman Pension Plan provides that, for a disabled participant, service and benefit accruals continue for 24 months. After 24 months, disabled participants are deemed to be terminated participants. Disability is defined as total and permanent disability, as determined by the administrator of our long-term disability plan.

        "Normal Retirement Age" is retirement eligibility upon age 65 with 5 years of service under the Huntsman Pension Plan and Supplemental Executive Retirement Plan.

        "Reasonable Cause" means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law or the material violation of any of our significant policies that materially and adversely affects us, or (2) the failure of the participant to substantially perform his duties.

        We also sponsor retirement benefit plans in connection with our operations in the U.K. Of our named executive officers, Mr. Hankins participates in the Huntsman Pension Scheme for U.K. associates in the Polyurethanes segment. Mr. Turner participates in the Huntsman UK Pension Plan (a defined contribution pension plan) with trailing participation in the nonqualified Huntsman Global Pension Scheme and the qualified Tioxide Pension Fund for all U.K. associates in the Pigments segment. The Huntsman Pension Scheme in which Mr. Hankins participates provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $17,840 (£11,250), plus 1.83% of final pensionable compensation above $17,840 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. Normal retirement age for the Huntsman Pension Scheme in the U.K. is age 62 and participants retiring as early as age 50 may receive a reduced pension amount between 37% at age 50 and 66.7% at age 61, which is increased by 2.5% per year until the participant reaches 62. These benefits also include U.K. social security benefits. As of December 31, 2012, Mr. Hankins had approximately 32 years of service in the U.K., and is fully vested in these benefits. The Huntsman Pension Scheme (U.K.) was frozen to new participants as of February 29, 2012 and, after that date, benefits for current participants under the plan will only increase based on changes in salary.

        Mr. Turner participates in a defined benefit pension arrangement through the tax-qualified Tioxide Pension Fund for service with us prior to January 1, 2011. The Tioxide Pension Fund was a traditional defined benefit pension plan that provided benefit accruals based on final average earnings, with a typical accrual rate of 1/70th and a normal retirement age of 62. Defined benefit pension arrangements for the Tioxide Pension Fund were closed for Pigments associates on December 31, 2010, and arrangements were shifted to participation in the defined contribution Huntsman UK Pension Plan, on January 1, 2011. See "Compensation Discussion and Analysis—Elements of Executive Compensation—

Retirement and Savings Plans" for additional information regarding the Huntsman UK Pension Plan. For as long as associates remain with us, they retain a link between future pensionable salary growth and accrued service to the date of closure of the Tioxide Pension Fund. The Huntsman Global Pension Scheme is a non-registered defined benefit pension plan designed to restore benefits that cannot be provided in a registered plan due to pension or tax regulations or due to international assignments. During 2012, a top-up payment agreement was put in place to make up for benefits lost due to salary restrictions in the U.K and provides benefits under the Huntsman Global Pension Scheme based on Mr. Turner's uncapped final salary. Mr. Turner had approximately 23 years of service in the U.K., and is fully vested in benefits from these plans.

Nonqualified Deferred Compensation in Fiscal 2012

        The table below provides information on the nonqualified deferred compensation of the named executive officers in 2012 under the Supplemental Savings Plan and the SEMPP. All of our named executive officers based in the United States participate in these plans with the exception of Simon Turner who is based in the U.K. and Jon M. Huntsman who is not eligible for the SEMPP and does not participate in the Supplemental Savings Plan. The named executive officers cannot withdraw any amounts from their deferred compensation balances for a period of six months following the date of their termination of employment or retirement. No withdrawals or distributions were made in 2012.

Name	Executive Contributions in Last FY(1)	Huntsman Contributions in Last FY(2)		Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Jon M. Huntsman	—	—		—	—	—
Peter R. Huntsman	—	$586,236	(5)	$46,607	—	$3,294,365	(6)
J. Kimo Esplin	$175,806	$103,558	(7)	$72,278	—	$2,529,394	(8)
Anthony P Hankins	$23,006	$139,201	(9)	$39,658	—	$1,586,809	(10)

(1)
These contributions represent deferrals under the Supplemental Savings Plan and are included in the Salary column of the Summary Compensation Table for 2012 set forth above.

(2)
These amounts represent contributions to our Supplemental Savings Plan and the SEMPP and are included in the All Other Compensation column of the Summary Compensation Table for 2012 set forth above.

(3)
No above market or preferential earnings are provided under our non-qualified defined contribution plans because the investment choices available under such plans are identical to the investment choices available in the 401(k) Plan and the MPP, which are our qualified plans. Consequently, none of the earnings reported in this table are included in the Summary Compensation Table set forth above.

(4)
Amounts reflected in this column for each named executive officer who participates in the plans were previously reported as compensation to the executive officer in the Summary Compensation Table as follows: Peter R. Huntsman—$1,328,003, Mr. Esplin—$352,208, Mr. Hankins—$307,422.

(5)
This amount includes a contribution of $3,500 to the Supplemental Savings Plan and a contribution of $582,736 to the SEMPP.

(6)
This amount includes $57,567 from our Supplemental Savings Plan and $3,236,798 from our SEMPP.

(7)
This amount includes a contribution of $20,712 to the Supplemental Savings Plan and a contribution of $82,846 to the SEMPP.

(8)
This amount includes $1,901,160 from our Supplemental Savings Plan and $628,234 from our SEMPP.

(9)
This amount includes a contribution of $15,003 to the Supplemental Savings Plan and a contribution of $124,198 to the SEMPP.

(10)
This amount includes $1,144,012 from our Supplemental Savings Plan and $442,797 from our SEMPP.

        We provide executive officers based in the United States the opportunity to participate in up to four defined contribution savings plans: (1) the 401(k) Plan; (2) the Supplemental Savings Plan; (3) the MPP; and (4) the SEMPP. With the exception of Jon M. Huntsman and Mr. Turner who is based in the U.K., our named executive officers are participants in each of these savings plans. Jon M. Huntsman is not eligible for the MPP or the SEMPP and does not participate in the 401(k) Plan or the Supplemental Savings Plan. The 401(k) Plan is a tax-qualified broad-based employee savings plan; employee contributions up to 25% of base salary and annual incentive cash performance awards are permitted up to dollar limits established annually by the Internal Revenue Service ("IRS").

        The Supplemental Savings Plan is a non-qualified plan and allows designated executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive cash performance awards. The Supplemental Savings Plan also provides benefits for participants in the form of company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the 401(k) Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the 401(k) Plan. As required by Section 409A, deferrals must be elected in the calendar year preceding the year in which the compensation deferred is earned.

        The MPP is a tax-qualified broad-based employee savings plan. Our contributions vary by service: 0.5% of compensation for 3 to 6 years of service, 3% of compensation for 7 to 9 years of service and 8% of compensation for 10+ years of service, subject to IRS limits. Employees can direct the investments for their accounts. The MPP has been closed to new participants since January 2004. The Company continues to make annual contributions on behalf of existing MPP participants.

        The SEMPP is a non-qualified plan for senior executives that provides for benefits not allowed under the MPP due to IRS compensation and allocation limits. Employees are vested in this account upon meeting 10 years of service, upon attaining normal retirement age, death or disability, or upon termination of employment without reasonable cause. The SEMPP permits distributions following termination of employment as a lump sum, life annuity, joint & survivor annuity or monthly installments over a period not more than 10 years.

        The Supplemental Savings Plan provides for payment of benefits to a participant upon the earlier to occur of a "Change of Control" or a termination of the participant's service. Benefits paid upon a "Change of Control" are always paid in a single lump sum payment. Benefits payable upon a separation from service can be made (at the election of the participant) in either a single lump sum payment or in substantially equal installments over a period selected by the participant that does not exceed ten years. In addition, the participant may request distribution of all or portion of the amounts credited to his account upon an "Unforeseeable Emergency." Payments upon separation from service will be delayed six months in accordance with Section 409A in the event a participant is a "specified employee" for purposes of Section 409A.

        The Supplemental Savings Plan defines a "Change of Control" as the occurrence of either of the following events:

  •
  Any person becomes the owner of 35% or more of our outstanding voting stock (other than certain persons affiliated with us).

  •
  The replacement of a majority of the Board over a two-year period except in cases where (1) such replacement is not approved by a vote of at least a majority of the incumbent Board or (2) the election or nomination of such replacement Board members is by certain of our affiliates.

        In addition, any "Change of Control" must also constitute a change in control for purposes of Section 409A.

        A participant will be deemed to have incurred an "Unforeseeable Emergency" if he suffers a severe financial hardship resulting from (1) an illness or accident with respect to him, his spouse or a dependent, (2) the loss of property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant's control determined by us to constitute an unforeseeable emergency for purposes of Section 409A.

        The SEMPP provides for benefits that would not otherwise be available under our MPP due to statutory limitations imposed on tax-qualified retirement plans. The plan provides for the payment of vested benefits upon a participant's separation from service except to the extent the participant is a "specified employee" for purposes of Section 409A in which case benefits will be delayed six months. A participant's benefits vest on the earlier to occur of (1) completion of ten years of service, (2) termination on account of death, "Disability," or on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." "Disability," "Normal Retirement Age," and "Reasonable Cause" have the same meanings as set forth above in our description of the Supplemental Executive Retirement Plan under "—Pension Benefits in Fiscal 2012," except that a "Disability" must also constitute a disability for purposes of Section 409A. Each named executive officer is currently vested in his SEMPP benefit.

        Benefits are payable in one of the following forms elected by a participant:

  •
  A single lump sum payment;

  •
  A single life annuity;

  •
  A joint and survivor annuity; or

  •
  Installments over a period selected by the participant not in excess of ten years.

        Participants are entitled to elect the investment of their accounts under both the Supplemental Savings Plan and the SEMPP. Although no assets may actually be invested, a participant's benefit value is based on the gains or losses of the investments they choose. No above market or preferential earnings are provided under our nonqualified defined contributions plans because the investment choices available under the plans are identical to the investment choices available in the 401(k) Plan and the MPP. Consequently none of the earnings reported in the "—Nonqualified Deferred Compensation in Fiscal 2012" table above are included in the Summary Compensation Table set forth above. Participants may change their investment options at any time by submitting a change form to the plan administrator.

        The table below lists the investment funds available to participants in the 401(k) Plan, the Supplemental Savings Plan, the MPP and SEMPP. The table also provides the rate of return for each fund for 2012. All funds and rates of return are the same for all four defined contribution plans.

Investment Funds	Ticker Symbol	2012 Performance
American Beacon Large Cap Value Institutional	AADEX	19.07%
American Beacon Small Cap Value Institutional	AVFIX	16.52%
American Century Inflation Adjusted Bond Institutional	AIANX	6.89%
American Century Real Estate Institutional	REAIX	18.03%
Dimensional Emerging Markets Value Portfolio	DFEVX	19.36%
Fidelity Freedom Fund Income	FFFAX	6.36%
Fidelity Freedom Fund 2010	FFFCX	10.53%
Fidelity Freedom Fund 2020	FFFDX	11.86%
Fidelity Freedom Fund 2030	FFFEX	13.65%
Fidelity Freedom Fund 2040	FFFFX	14.61%
Fidelity Freedom Fund 2050	FFFHX	15.23%
Fidelity International Discovery Fund	FIGRX	22.17%
Fidelity Low Priced Stock Fund	FLPSX	18.66%
First Eagle Overseas Class A	SGOVX	13.98%
Janus Venture I	JVTIX	17.33%
Morgan Stanly Institutional Fund Trust Mid Cap Growth P	MACGX	9.17%
PIMCO Commodity Real Return Strategy Institutional	PCRIX	5.31%
PIMCO Developing Local Markets Institutional	PLMIX	8.63%
PIMCO Total Return Institutional	PTTRX	10.36%
T Rowe Price New America Growth	PRWAX	13.56%
Vanguard Institutional Index Institutional	VINIX	15.98%
Vanguard Retirement Savings Trust II	N/A	2.58%
Vanguard Select Value	VASVX	15.25%
Vanguard Small Cap Index Signal	VSISX	18.25%

  Potential Payments upon Termination or Change of Control

        As described above under "Compensation Discussion and Analysis," other than a letter agreement with Mr. Hankins, we do not maintain employment agreements with our named executive officers. For 2012, the only arrangement in effect that provided potential severance benefits to our named executive officers was our Executive Severance Plan. In addition, the vesting of outstanding restricted stock awards and stock options granted under our Stock Incentive Plan may be accelerated in the event of a change of control. Effective January 1, 2013, we entered into Severance Agreements with Jon M. Huntsman and Peter R. Huntsman and, during the term of these agreements, Jon M. Huntsman and Peter R. Huntsman are not entitled to participate in the Executive Severance Plan.

        The tables below quantify the benefits available under these arrangements (assuming that the vesting of outstanding equity awards held by our named executive officers is accelerated by our Compensation Committee, which is permitted at its sole discretion). In order to provide our stockholders with the most relevant and up-to-date information regarding our currently existing arrangements, the following disclosures discuss and quantify the benefits available to Jon M. Huntsman and Peter R. Huntsman under the Severance Agreements, instead of under the Executive Severance Plan.

        Executive Severance Plan.    Historically, based on information provided by Meridian, we determined that it was necessary to provide executives with two times base yearly compensation as severance in order to attract and retain executive talent necessary for our business, as similar or greater amounts of severance were provided to executives employed by our competitors. For 2012, the Compensation Committee kept severance at this same level, as information provided by Meridian indicated that this level of severance is consistent with our objective of providing compensation within range of the median paid to similarly situated executives at comparable companies within our peer group and with other chemical and general industrial companies.

        Pursuant to our Executive Severance Plan, each participant will be entitled to receive a single cash lump sum severance payment in an amount equal to two times his or her annual base salary in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason." The cash payment will be paid to the executive within the 60 days following an applicable termination of employment. In addition to cash payments, the Executive Severance Plan also provides the continuation of medical benefits for U.S. participants for two years following termination (which will be in the form of a lump sum cash payment equal to the monthly health care premiums for coverage), and outplacement services for a period of one year.

        As citizens of the U.K., Messrs. Hankins and Turner are entitled participants in their respective business severance plans. At the time of a termination, payout potential from both the Executive Severance Plan and their respective U.K. business plan would be considered, then the plan generating the more generous payout would be used. Mr. Hankins is entitled to 12 months notice and 175% of his annual base pay upon termination as is the case with all U.K. associates in our Polyurethanes segment. Accordingly, his potential severance payment is 33 times base monthly salary upon termination. Mr. Turner is entitled to 175% of his annual base pay, but not a 12 months notice feature upon termination as is the case with all U.K. associates in our Pigments segment. Accordingly, his potential severance payment would be 21 times base monthly salary upon termination. By comparison, the Executive Severance Plan provides for a more lucrative severance arrangement for Mr. Turner whereby he would receive a payment equal to two times his annual base salary, or 24 times base monthly salary, in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason."

        A participant will not be entitled to benefits under the Executive Severance Plan upon the participant's reemployment with an employer in our controlled group within the thirty day period immediately following the participant's termination of employment, upon the participant's refusal to sign a waiver and release of claims in our favor if we request such a waiver and release, or if the participant is entitled to severance benefits under a separate agreement or plan maintained by us.

        The Executive Severance Plan utilizes the same definition of "Reasonable Cause" as set forth above with respect to our Supplemental Executive Retirement Plan. A termination for "Good Reason" pursuant to the Executive Severance Plan will be deemed to occur upon voluntary termination of employment as a result of the significant detrimental reduction or change to the executive's job responsibilities or in his current base compensation, which we do not remedy within a ten day period following the executive's written notice to us regarding the reduction or change, or change in the executive's principal place of work by more than fifty miles from his or her principal place of work in effect immediately prior to such change, which is not remedied by the Company within thirty days of written notice by the executive of the reduction or change.

        Severance Agreements with Jon M. Huntsman and Peter R. Huntsman.    For 2013, the Compensation Committee determined that increased amounts of severance in the context of a qualifying termination in connection with or following a change of control were appropriate for Jon M. Huntsman and Peter R. Huntsman, and entered into Severance Agreements with these two named executive officers effective January 1, 2013. The Severance Agreements have a five year term and, during the term of the agreements, Jon M. Huntsman and Peter R. Huntsman are not eligible to participate in the Executive Severance Plan.

        Consistent with the practice of many of our peers, the Compensation Committee adopted these agreements, which are designed to provide protection to our named executive officers who are primarily tasked with the management of our overall operations and business strategy so that they are not distracted by their personal, professional and financial situations at a time when we need them to remain focused on their responsibilities, our best interests and those of our stockholders. The Compensation Committee consulted extensively with Meridian to design these arrangements taking into account market practices. The agreements provide for a "double-trigger" payout of cash change of control severance amounts only in the event of a change of control and the executive officer's qualifying termination of employment.

        Under the terms of the Severance Agreements, if Jon M. Huntsman or Peter R. Huntsman is terminated by us other than for Reasonable Cause or terminates his employment for Good Reason, the executive will be entitled to the payments and benefits specified in the Executive Severance Plan for senior executives as described above.

        For Jon M. Huntsman, upon the occurrence of a change of control, his Severance Agreement provides that all unvested equity awards under the Stock Incentive Plan will become immediately vested. In addition, if his employment is terminated by us without Reasonable Cause or by him for Good Reason, in either case, within three years following a change of control, we will pay Jon M. Huntsman a lump sum cash amount equal to (1) three times his then current annual base salary, (2) three times the largest annual bonus paid to him during any of the three previous calendar years, (3) the largest annual bonus amount paid to him during any of the previous three calendar years, reduced by an amount equal to the pro rata portion of such bonus attributable to the portion of the calendar year of his termination that occurs after his termination date, plus (4) an amount equal to $42,890, representing the loss of certain health and welfare benefits provided to him in connection with his employment. In the case of Peter R. Huntsman, in the event his employment is terminated by us other than for Reasonable Cause or by him for Good Reason, in either case, within two years following a change of control, we will pay him a lump sum cash amount equal to 2.9 times his then current annual base salary. Payment of these amounts is contingent upon each executive executing (and not revoking) a release of claims in favor of the company. For purposes of the Severance Agreements, the terms "Reasonable Cause" and "Good Reason" generally have the same meaning given such terms for purposes of the Executive Severance Plan. A "change of control" means (1) an acquisition of beneficial ownership of 20% or more of our then outstanding shares of common stock or of our outstanding voting securities, (2) a majority change in the incumbent directors of the Board, (3) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets (subject to certain limitations), or (4) a complete liquidation or dissolution of the company.

        The Severance Agreements do not contain tax gross up provisions; however, the agreements do include a "best of net" provision, which provides that, if any payments or benefits to which the executive is entitled in connection with his termination are likely subject to the tax imposed by Section 4999 of the Internal Revenue Code, the payment will (1) be reduced such that Section 4999 does not apply or (2) paid in full, whichever produces the better net after tax position to the executive.

  Stock Incentive Plan Awards

        Equity awards granted under our Stock Incentive Plan provide for accelerated vesting upon a Change of Control at the discretion of our Compensation Committee. A "Change of Control" under the Stock Incentive Plan means the occurrence of any of the following:

  •
  An acquisition of 50% or more of the combined voting power of our outstanding voting securities.

  •
  The consummation of a transaction in which our stockholders do not own, immediately thereafter, 50% or more of the resulting entity in substantially the same portion as their stock ownership prior to the transaction.

  •
  The sale or disposition of all or substantially all of our assets.

  •
  A majority change in the incumbent directors of the Board.

  •
  An approval by the Board or our stockholders of a complete or substantially complete liquidation or dissolution.

        If there is a Change of Control, the Compensation Committee may, in its discretion, provide for:

  •
  assumption by the successor company of an award, or the substitution thereof for similar options, rights or awards covering the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an award;

  •
  changing the period of time during which vested awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

        Any such provision made by the Compensation Committee could benefit all participants in the Stock Incentive Plan, including the named executive officers.

  Supplemental Savings Plan

        Pursuant to our Supplemental Savings Plan, upon a change of control (as defined in the Supplemental Savings Plan), participants, including the named executive officers, may elect to receive the present value of the benefits payable to them under this plan.

  Quantification of Potential Payments and Benefits

        The tables below reflect the compensation payable to or on behalf of each named executive officer upon retirement, disability, death, an involuntary termination without cause, or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2012. All equity acceleration values have been calculated using the closing price of our stock on December 31, 2012 of $15.90. In addition, the quantification of the amounts below for Jon M. Huntsman and Peter R. Huntsman are based on the terms of the Severance Agreements in effect as of January 1, 2013 (instead of on the terms of the Executive Severance Plan), as if the Severance Agreements were in place as of the last day of fiscal year 2012. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance. Amounts payable under the Supplemental Savings Plan and SEMPP are described under "—Nonqualified Deferred Compensation in Fiscal 2012" above. Please note that while a termination of employment would accelerate the time in which an executive's pension plan account could be distributed to him and is thus noted below, amounts in this column will only be paid once, despite being listed both below and under "—Pension Benefits in Fiscal 2012" above. Our Compensation Committee has the authority to require an executive to sign and not revoke a general waiver and release in our favor prior to receiving benefits under the Executive Severance Plan, thus in some cases the amounts below may be subject to the execution of such an agreement.

  Potential Payments for Jon M. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause or For Good Reason	Change of Control	Involuntary Termination following Change of Control
Compensation
Cash Severance(1)	—	—	—	$2,400,000	—	$29,576,000
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$3,969,165	—
Benefit Plans
Huntsman Pension Plan(3)	$111,565	$111,565	$111,565	$111,565	—	—
Supplemental Executive Retirement Plan(3)	$2,336,903	$2,336,903	$2,336,903	$2,336,903	—	—
Health & Welfare(4)	—	—	—	$23,638	—	$42,890
Outplacement Services(5)	—	—	—	$9,000	—	—

(1)
In the event of an involuntary termination without Reasonable Cause or for Good Reason, this amount is equal to twice Mr. Huntsman's annual salary. In the event of an involuntary termination following a change of control, this amount is equal to the amounts specified in Mr. Huntsman's Severance Agreement, as described above. No cash severance amount is payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. In addition, Mr. Huntsman's Severance Agreement provides for automatic vesting in full of his outstanding unvested equity awards upon the occurrence of a change of control. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $3,969,165. Mr. Huntsman had no option-based awards as of December 31, 2012.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2012" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee monthly premiums payable with respect to the healthcare coverage elected by the executive as of December 31, 2012, by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be approximately $9,000.

  Potential Payments for Peter R. Huntsman

	Retirement	Disability	Death	Involuntary Termination without Cause or For Good Reason	Change of Control	Involuntary Termination following a Change of Control
Compensation
Cash Severance(1)	—	—	—	$3,200,000	—	$4,640,000
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$6,230,227	—
Benefit Plans
Huntsman Pension Plan(3)	$595,883	$595,883	$595,883	$595,883	—	—
Supplemental Executive Retirement Plan(3)	$7,589,053	$7,589,053	$7,589,053	$7,589,053	—	—
Health & Welfare(4)	—	—	—	$23,638	—	—
Outplacement Services(5)	—	—	—	$9,000	—	—

(1)
In the event of an involuntary termination without Reasonable Cause or for Good Reason, this amount is equal to twice Mr. Huntsman's annual salary. In the event of an involuntary termination following a change of control, this amount is equal to 2.9 times Mr. Huntsman's annual base salary as specified in Mr. Huntsman's Severance Agreement, as described above. No cash severance amount is payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $5,131,280, and an acceleration of Mr. Huntsman's unvested options would have an estimated value of $1,098,947.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2012" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee monthly premiums payable with respect to the healthcare coverage elected by the executive as of December 31, 2012, by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for J. Kimo Esplin

	Retirement	Disability	Death	Involuntary Termination without Cause or for Good Reason	Change of Control
Compensation
Cash Severance(1)	—	—	—	$1,184,600	—
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$1,321,770
Benefit Plans
Huntsman Pension Plan(3)	$370,263	$370,263	$370,263	$370,263	—
Supplemental Executive Retirement Plan(3)	$1,152,058	$1,152,058	$1,152,058	$1,152,058	—
Health & Welfare(4)	—	—	—	$18,921	—
Outplacement Services(5)	—	—	—	$9,000	—

(1)
This amount is equal to twice Mr. Esplin's annual salary as set forth in our Executive Severance Plan. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. An acceleration of Mr. Esplin's unvested shares of restricted stock would have an estimated value of $1,100,264, and an acceleration of Mr. Esplin's unvested options would have an estimated value of $221,506.

(3)
These benefits are more fully described under "—Pension Benefits in Fiscal 2012" above. Amounts may be payable as a lump sum cash payment or various periodic annuity payments, at the participant's election, but for purposes of calculating amounts for this table we have assumed a lump sum payment was chosen.

(4)
Calculated by multiplying 150% of the employer and employee monthly premiums payable with respect to the healthcare coverage elected by the executive as of December 31, 2012, by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Esplin's employment is terminated in connection with his retirement, a disability, or for cause, we are not required to provide the subsidy noted.

(5)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Esplin might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Anthony P. Hankins

	Retirement	Disability	Death	Involuntary Termination without Cause or for Good Reason	Change of Control
Compensation
Cash Severance(1)	—	—	—	$2,079,153	—
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$1,124,612
Benefit Plans
Huntsman Pension Scheme in the U.K.(3)	$398,918	$507,734	$368,107	$398,918	—
Outplacement Services(4)	—	—	—	$9,000	—

(1)
This amount is based on a total of 33 months (21 months plus 12 months notice) of Mr. Hankins' year-end base pensionable pay and applies a GBP to USD exchange rate of 1.5858. This amount is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. An acceleration of Mr. Hankins' unvested shares of restricted stock would have an estimated value of $952,044, and an acceleration of Mr. Hankins' unvested options would have an estimated value of $172,568.

(3)
The retirement amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 55 at which time it would be actuarially reduced to $277,913.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Hankins might utilize these services, we expect the Company cost would be $9,000.

  Potential Payments for Simon Turner

	Retirement	Disability	Death	Involuntary Termination without Cause	Change of Control
Compensation
Cash Severance(1)	—	—	—	$968,924	—
Stock and Options (unvested & accelerated)(2)	—	—	—	—	$1,042,308
Benefit Plans
Huntsman Pension Scheme in the U.K.(3)	$211,402	$143,542	$105,701	$211,402	—
Outplacement Services(4)	—	—	—	$9,000	—

(1)
This amount is equal to twice Mr. Turner's annual salary as set forth in our Executive Severance Plan. This amount applies a GBP to USD exchange rate of 1.63, and is not payable if his employment is terminated in connection with his retirement, a disability, or for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee, which we assume for purposes of this table would have occurred on December 31, 2012. An acceleration of Mr. Turner's unvested shares of restricted stock would have an estimated value of $868,538, and an acceleration of Mr. Turner's unvested options would have an estimated value of $173,770.

(3)
The retirement amount represents the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 55 at which time it would be actuarially reduced to $174,195.

(4)
We contract with a third-party provider for 12 months of outplacement services. To the extent Mr. Turner might utilize these services, we expect the Company cost would be $9,000.

DIRECTOR COMPENSATION

        Annual compensation for our non-employee directors is comprised of cash and stock-based equity compensation. Cash compensation paid to our non-employee directors consists of an annual retainer as well as a supplemental retainer for the chairs and members of Board committees. Stock-based equity compensation for fiscal 2012 consisted of awards granted under our Stock Incentive Plan of stock or stock units at the election of each director. Jon M. Huntsman, the Executive Chairman of the Board, and Peter R. Huntsman, our President and Chief Executive Officer, serve as directors of the Company but are not included in this table since they were also our employees during 2012. Messrs. Jon M. Huntsman and Peter R. Huntsman do not receive any additional compensation for their services as directors; thus, their total compensation is shown in the Summary Compensation Table.

        The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving us but, for independent directors, should not be so great as to compromise independence. With the assistance of Meridian, the Compensation Committee periodically reviews our director compensation practices and compares them to the practices of companies in our peer group as well as against the practices of public company boards generally to ensure they are in line with typical market practices.

        Non-employee directors receive an annualized cash retainer of $135,000 paid in quarterly installments and an annual stock-based award with a value of approximately $135,000 on the grant date. Annual stock-based awards to our non-employee directors vest in full on the grant date. In addition, each member of the Audit Committee receives an additional annual cash retainer of $20,000 and each non-employee member of the Compensation, Governance and Litigation committees receives an additional annual cash retainer of $10,000. The Lead Independent Director receives an additional annual cash retainer of $50,000. The chairperson of the Audit Committee receives an annual cash retainer of $30,000, and the chairpersons of the Compensation, Governance, and Litigation committees each receive annual cash retainers of $20,000, in each case, in addition to the retainers received for being members of these committees. Directors receive pro rata amounts of the above fees for partial year service.

        We also offer non-employee directors the opportunity to participate in the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified plan established primarily for the purpose of providing our non-employee directors with the ability to defer the receipt of director fees. For 2012, Ms. Beckerle and Mr. Harker were the only non-employee directors who elected to participate in this plan, and each elected to defer all 2012 fees. The investment choices available under this plan are identical to the investment choices available under our 401(k) and MPP plans. Benefits under the plan are payable in cash distributable either in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board.

        All of our directors are reimbursed for reasonable out-of-pocket expenses incurred for attending meetings of the Board or its committees and for other reasonable expenses related to the performance of their duties as directors.

        The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our non-employee directors.

        The total 2012 compensation for our non-employee directors is shown in the following table:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation (3)	Total ($)
Nolan D. Archibald	$215,000	$135,000	—	$350,000
Mary C. Beckerle	$145,000	$135,000	—	$280,000
M. Anthony Burns	$195,000	$135,000	—	$330,000
Patrick T. Harker	$185,000	$135,000	—	$320,000
Jon M. Huntsman, Jr.(4)	$135,000	$135,000	$220,000	$490,000
Robert J. Margetts	$135,000	$135,000	—	$270,000
Wayne A. Reaud	$175,000	$135,000	—	$310,000
Alvin V. Shoemaker	$165,000	$135,000	—	$300,000

(1)
This column includes the following annual retainer and committee membership and chairmanship fees:

Director	Annual Retainer	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Litigation Committee		Lead Independent Director
Nolan D. Archibald	$135,000	—		$30,000	*	—		—		$50,000
Mary C. Beckerle	$135,000	—		—		$10,000		—		—
M. Anthony Burns	$135,000	$50,000	*	—		$10,000		—		—
Patrick T. Harker	$135,000	$20,000		—		$30,000	*	—		—
Jon M. Huntsman, Jr.	$135,000	—		—		—		—		—
Robert J. Margetts	$135,000	—		—		—		—		—
Wayne A. Reaud	$135,000	—		$10,000		—		$30,000	*	—
Alvin V. Shoemaker	$135,000	$20,000		$10,000		—		—		—

*
Includes fee for service as committee chair
(2)
This column represents the aggregate grant date fair value of stock awards or stock unit awards granted in 2012, computed in accordance with FASB ASC Topic 718. See "Note 22. Stock-Based Compensation Plan" to our consolidated financial statements in our 2012 Annual Report for additional detail regarding assumptions underlying the value of these equity awards. The stock awards granted on February 1, 2012, February 2, 2011, May 5, 2011, August 9, 2010, February 2, 2010 and May 5, 2010 were fully vested on the day of grant; stock and stock unit awards granted prior to 2009 and those granted on September 21, 2010 were subject to vesting ratably in three equal annual installments beginning on the first anniversary of the grant date. Stock awards granted on September 21, 2010 vest in full in the event the director is no longer serving on the Board before the award is fully vested and such director was not removed for cause. The following table sets forth information regarding the stock-based equity compensation awards made to our non-employee directors during fiscal 2012:

Director	Granted 02/1/12 $13.41 per share		Granted 02/15/12 $12.99 per share		Aggregate 2012 Grants
	(#)	($)	(#)	($)	(#)	($)
Nolan D. Archibald	10,067	$135,000	—	—	10,067	$135,000
Mary C. Beckerle	10,067	$135,000	—	—	10,067	$135,000
M. Anthony Burns	10,067	$135,000	—	—	10,067	$135,000
Patrick T. Harker	10,067	$135,000	—	—	10,067	$135,000
Jon M. Huntsman, Jr.	—	—	10,393	$135,000	10,393	$135,000
Robert J. Margetts	10,067	$135,000	—	—	10,067	$135,000
Wayne A. Reaud	10,067	$135,000	—	—	10,067	$135,000
Alvin V. Shoemaker	10,067	$135,000	—	—	10,067	$135,000

  As of December 31, 2012, the aggregate number of unvested stock awards and vested stock option awards outstanding for each non-employee director was: 7,795 and 50,000 respectively for Mr. Archibald and 0 and 50,000 respectively for Messrs. Reaud and Shoemaker. None of the other non-employee directors held any unvested stock awards or unexercised stock options as of December 31, 2012.

(3)
Represents amounts paid to Gov. Jon M. Huntsman, Jr. in connection with his consulting relationship with our company as described under "Certain Relationships and Related Transactions—Transactions Consulting Agreement."

(4)
Gov. Jon M. Huntsman, Jr. has served as one of our non-employee directors since February 2012.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth certain information regarding our equity compensation plans as of December 31, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A))
Plan Category	(A)	(B)	(C)
	(#)(1)	($)	(#)
Equity compensation plans approved by security holders as of December 31, 2012(2)	11,445,817	$14.55	8,308,202
Equity compensation plans not approved by security holders:	—	—	—

(1)
Includes 10,517,097 outstanding options and 928,720 undelivered full-value awards.

(2)
The Huntsman Corporation Stock Incentive Plan allows for the issuance of 32,590,909 shares of our common stock, par value $0.01 per share, to employees and consultants of our company and its subsidiaries and to members of the Board.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

        Effective as of February 1, 2007, the Board adopted a policy and the procedures for review, approval and monitoring of transactions involving our company and "related persons" (directors, executive officers, stockholders owning five percent or greater of our common stock, or their respective immediate family members). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

        Related person transactions must be approved by the Audit Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Audit Committee will consider all relevant factors, including as applicable (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties.

        If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

        The Audit Committee approved our lease payments for the Salt Lake City office building, described below, in accordance with the above policy and continues to monitor the other arrangements described below consistent with the above policy although such arrangements had been entered into prior to the adoption of the policy described above.

Transactions

  Aircraft Sublease and Time-Sharing Agreements

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Jon M. Huntsman is the father of our Chief Executive Officer, Peter R. Huntsman; our Division President, Advanced Materials, James H. Huntsman; and our director, Gov. Jon M. Huntsman, Jr. In 2011, this arrangement was extended for an additional 10 year period. In connection with this extension, monthly sublease payments from Airstar to Jstar were reduced from approximately $193,000 to approximately $115,000 and an aggregate of $13.8 million is payable through the end of the current 10 year lease term. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third-party pays $2.4 million per year to our subsidiary for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which typically has been at least fair market value for the number of flight hours used by such third-party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of any personal use of the Aircraft by them.

  Office Building Lease

        We occupy and use a portion of an office building owned by the Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, under a lease pursuant to which we make annual lease payments of approximately $1.5 million to the Huntsman Foundation. During 2012, we made payments of $1,556,483 to the Huntsman Foundation under the lease. The lease expires on December 31, 2013, subject to two five-year extensions, at our option. Jon M. and Karen H. Huntsman are the parents of our Chief Executive Officer, Peter R. Huntsman; our Division President, Advanced Materials, James H. Huntsman; and our director, Gov. Jon M. Huntsman, Jr.

  Consulting Agreement

        Effective May 1, 2012, we entered into a Consulting Agreement with Gov. Jon M. Huntsman, Jr., one of our directors and the former governor of Utah and U.S. Ambassador to Singapore and China. Gov. Huntsman is the son of our Executive Chairman, Jon M. Huntsman; the brother of our Chief Executive Officer, Peter R. Huntsman; and the brother of our Division President, Advanced Materials, James H. Huntsman. Pursuant to the Consulting Agreement, Gov. Huntsman agreed to provide strategic advice to senior management of our company on political, economic and business matters, particularly in connection with markets and opportunities in Asia; participate from time to time in negotiations and discussions with business leaders and dignitaries; assist in marketing our products and participate in such other meetings or discussions as may be requested by senior management of the Company upon reasonable notice. In exchange for these services, we pay Gov. Huntsman $27,500 per month through the term of the Consulting Agreement, which ends on December 31, 2013.

  Other Transactions with the Huntsman Family

        James H. Huntsman is the Division President of our Advanced Materials business, a position he was appointed to in May 2011. He is the son of the Executive Chairman, Jon M. Huntsman, the brother of the Chief Executive Officer, Peter R. Huntsman, and the brother of our director, Gov. Jon M. Huntsman, Jr. During 2012, James Huntsman was paid a salary of $412,000 and earned a cash performance award of $253,100. In February 2012, he was granted 31,447 option awards with an exercise price of $13.41, the closing price of a share of our common stock on the grant date. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date. In addition, he was granted 14,914 restricted stock awards in February 2012 that will vest ratably in three equal annual installments beginning on the first anniversary of the grant date. All amounts paid to James Huntsman for 2012 were approved by the Compensation Committee, which reviews and approves, for corporate and executive officers and their family members that are employees, all annual and other compensation arrangements and components. For 2013, James Huntsman will be paid a salary of $412,000 and may earn a cash performance award of up to 60% of his 2013 salary. The final amount of the cash performance award will be determined by the Compensation Committee in 2014.

  Registration Rights Agreement

        In connection with a reorganization transaction we consummated upon the completion of our initial public offering, we entered into a registration rights agreement with Huntsman Family Holdings Company LLC and other stockholders pursuant to which they were granted demand and piggyback registration rights for the shares of our common stock controlled by them. The agreement provides that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of our common stock that are registered pursuant to the agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of Huntsman Family Holdings and us. In addition, all of our stockholders who received shares of our common stock in the reorganization transaction, including certain of our directors, executive officers and other key officers, have the right to include their shares in certain registrations. Our Executive Chairman, Jon M. Huntsman, and our Division President, Advanced Materials, James H. Huntsman, are affiliates of Huntsman Family Holdings. In addition, Peter R. Huntsman, our

Chief Executive Officer, and J. Kimo Esplin, our Chief Financial Officer, are parties to the registration rights agreement.

  Indemnification Agreements

        We entered into indemnification agreements with our directors and officers, including each of our named executive officers, in connection with the completion of our initial public offering. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at our request as directors, officers, trustees, employees or agents of other entities.

STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINATIONS FOR THE 2014 ANNUAL MEETING

  Stockholder Proposals for Inclusion in Next Year's Proxy Statement

        Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2014 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary at our principal executive offices, which are located at 500 Huntsman Way, Salt Lake City, Utah 84108, no later than November 20, 2013.

  Other Stockholder Proposals for Presentation at the 2014 Annual Meeting

        In addition to stockholder proposals submitted pursuant to the requirements of Rule 14a-8 as specified above, and as more specifically provided for in Section 2.8 of our Bylaws, in order for a nomination of persons for election to the Board or a proposal of business to be properly brought before the 2014 Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote and who complies with the notice procedures set forth in our Bylaws. A stockholder making a nomination for election to the Board or a proposal of business for the 2014 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary (c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or to CorporateSecretary@huntsman.com) not earlier than the close of business on the 120th calendar day prior to the first anniversary of the date of the 2013 Annual Meeting nor later than the close of business on the 90th calendar day prior to the first anniversary of the 2013 Annual Meeting. In other words, for a stockholder nomination for election to the Board or a proposal of business to be considered at the 2014 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than Thursday, January 2, 2014 and no later than Monday, February 3, 2014. If the date of our 2014 Annual Meeting of Stockholders changes by more than 30 calendar days before May 2, 2014 or more than 70 calendar days after May 2, 2014, then stockholder nominations and proposals must be received not earlier than the close of business on the 120th calendar day prior to the date of the 2014 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th calendar day prior to the date of the 2014 Annual Meeting of Stockholders or the 10th calendar day following the calendar day on which public announcement of the date of 2014 Annual Meeting of Stockholders is first made by us. For additional information about stockholder nominations and proposals, see "Corporate Governance—Director Nomination Process."

 ANNUAL REPORT

        The 2012 Annual Report is being furnished to our stockholders primarily via the Internet.

        A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, but not including exhibits, is also available at www.huntsman.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, excluding exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person. Exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests should be directed to Huntsman Investor Relations, attention Kurt Ogden, by mail at 500 Huntsman Way, Salt Lake City, Utah 84108, by phone at (801) 584-5860 or by email at ir@huntsman.com.

 OTHER INFORMATION

        We may send a single Notice of Internet Availability or set of proxy materials, as applicable, and other stockholder communications to any household at which two or more stockholders reside unless we have received contrary instructions from those stockholders. This process is called "householding." This reduces duplicate mailings and saves printing and postage costs as well as natural resources. The Notice of Internet Availability, proxy materials and other stockholder communications may be householded based on your prior express or implied consent. If you wish to receive a separate copy of our Notice of Internet Availability or proxy materials, as applicable, for each stockholder sharing your address in the future, please contact us by mail in care of Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by telephone at 1-866-210-6697, and we will promptly deliver to you the requested material. If you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request by mail to our transfer agent, Computershare, at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by telephone at 1-866-210-6697. Computershare may also be reached through its website at www.computershare.com.

        Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates by mail to Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by telephone at 1-866-210-6697. Computershare may also be reached through its website at www.computershare.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2013

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2013 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2012 of Huntsman Corporation are available at https://materials.proxyvote.com/447011.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 1, 2013. Have this proxy card in hand when you access the web site and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 1, 2013. Have this proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card and return it by May 1, 2013 in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON If you would like to attend the Annual Meeting of Stockholders and vote in person, please review the requirements in the Questions and Answers section of the Proxy Statement. For directions to and a map of the location of the Annual Meeting of Stockholders visit the company's website at www.huntsman.com and click on the "Investor Relations" link. PROXY SERVICES C/O COMPUTERSHARE INVESTOR SERVICES P.O. BOX 43102 PROVIDENCE, RI 02940-5068 M54413-P34326 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. HUNTSMAN CORPORATION For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of the following four nominees as Class III directors Nominees: 01) Nolan D. Archibald 02) M. Anthony Burns 03) Jon M. Huntsman, Jr. 04) Sir Robert J. Margetts For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! 2. Advisory vote to approve named executive officer compensation. ! ! ! 3. Ratification of the appointment of Deloitte & Touche LLP as Huntsman Corporation's independent registered public accounting firm for the year ending December 31, 2013. The Board of Directors recommends you vote AGAINST the following proposal: ! ! ! 4. Vote on a proposal submitted by a stockholder urging that the Board of Directors take necessary steps to elect each director annually. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. No Yes Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 2, 2013: The Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available at www.proxyvote.com. M54414-P34326 HUNTSMAN CORPORATION Annual Meeting of Stockholders May 2, 2013 8:30 AM CDT This proxy is solicited by the Board of Directors The undersigned stockholder of Huntsman Corporation hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2013 Annual Meeting of Stockholders and hereby appoints Peter R. Huntsman and James R. Moore and each of them, acting individually, with full power of substitution in each, as proxies of the undersigned, to represent the undersigned and vote all shares of Huntsman Corporation common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 2, 2013, and at any adjournment or postponement thereof, as indicated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1, FOR proposal 2, FOR proposal 3 and AGAINST proposal 4. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the 2013 Annual Meeting of Stockholders and at any adjournment or postponement thereof. The undersigned stockholder hereby revokes all proxies previously given by the undersigned to vote at the 2013 Annual Meeting of Stockholders or any adjournment or postponement thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)